UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No.    )

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Koppers Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012

Annual Meeting

and

Proxy Statement

Koppers Holdings Inc.

March 28, 2012

Dear Fellow Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Koppers Holdings Inc. (Koppers). The meeting will be held at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108 on Thursday, May 3, 2012, beginning at 10:00 a.m. Eastern Daylight Time.

The purpose of the meeting will be to elect three directors, to hold an advisory vote on executive compensation and to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about Koppers that you should consider when you vote your shares. Also enclosed is our Annual Report, which includes our consolidated financial statements for 2011.

Your vote is important regardless of how many shares you own and I urge you to vote your shares. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy form in the enclosed envelope to make sure that your shares are voted at the meeting. Voting your shares by proxy does not limit your right to be present at the meeting and vote your shares in person.

I appreciate your continued confidence in Koppers and look forward to seeing you at the meeting.

Sincerely,

Walter W. Turner

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 3, 2012

Time:	10:00 a.m. Eastern Daylight Time

Place:	Pittsburgh Airport Marriott
777 Aten Road, Coraopolis, Pennsylvania 15108

Proposals:

1.	To elect three members of our board of directors.

2.	To hold an advisory vote on executive compensation.

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Record Date:	You can vote if you were a shareholder of record on March 13, 2012.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

March 28, 2012

Your Vote Is Important

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Important Notice Regarding the Availability of Proxy

Materials for the Annual Meeting of Shareholders to Be Held on May 3, 2012

A complete copy of this proxy statement and our annual report for the year ended December 31, 2011 are also available at www.rrdezproxy.com/2012/KoppersHoldings/.

Koppers Holdings Inc.

436 Seventh Avenue

Pittsburgh, PA 15219

PROXY STATEMENT

What is the purpose of this annual meeting?

The shareholders will act on the following matters:

•	The election of three members to our board of directors;

•	The holding of an advisory vote on executive compensation;

•	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

In addition, our management will report on our performance in 2011 and will answer appropriate questions from shareholders. We will also transact any other business that is properly raised at the meeting or any adjournment of the meeting.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Koppers Holdings Inc., a Pennsylvania corporation, of proxies to be voted at our 2012 annual meeting of shareholders and at any adjournment of such meeting. We refer to Koppers Holdings Inc. as the company, Koppers, we, our and us.

You are invited to attend our annual meeting of shareholders on Thursday, May 3, 2012, beginning at 10:00 a.m. Eastern Daylight Time at the Pittsburgh Airport Marriott, 777 Aten Road, Coraopolis, Pennsylvania 15108.

Shareholders will be admitted to the annual meeting beginning at 9:30 a.m. Eastern Daylight Time. Seating will be limited.

We began distributing the proxy materials contained in this package on or about March 28, 2012.

Who may vote at the annual meeting?

If you owned shares of our common stock at the close of business on March 13, 2012, which we refer to as the record date, you may vote your shares at the meeting.

How many shares of common stock were outstanding on the record date?

On the record date, 20,754,414 shares of our common stock were outstanding and entitled to vote.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered the “shareholder of record” with respect to those shares. We have sent the notice of annual meeting, proxy statement, proxy card and 2011 annual report directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in the street name. The notice of annual meeting, proxy statement, proxy card and 2011 annual report have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

How do I vote?

You may vote your shares by proxy or in person.

By proxy.  If you are a shareholder of record, to vote your shares by proxy, you must complete, sign and date the proxy card and return it in the prepaid envelope. If you are a beneficial owner, you must complete, sign and date the voting instructions included in the package from your broker, bank or other record holder and return those instructions to the broker, bank or other holder of record.

In person.  All shareholders may vote in person at the annual meeting. If you are a shareholder of record, you may vote your shares directly at the meeting by casting a ballot in person. In addition, you may also be represented by another person at the annual meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting.

Your vote is important. Please vote your shares promptly. We recommend you vote by proxy even if you plan to attend the meeting. You can always revoke your proxy before it is exercised by voting in person at the meeting.

How does a proxy work?

If you complete the enclosed proxy, that means that you authorize the persons appointed as proxies to vote your shares at the annual meeting in accordance with your directions. When you vote by proxy, you should direct how your shares should be voted for each proposal. If you do not tell us how to vote your shares for any proposal, then your shares will be voted in accordance with the recommendations of our board of directors. Unless you tell us otherwise, the persons appointed proxies to vote at our annual meeting may vote your shares in accordance with their judgment on any other matters properly presented for action at the meeting or at any adjournment of the meeting that are not described on the proxy form.

What if I receive more than one proxy card?

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are generally covered by one card. If you beneficially hold shares through someone else (such as a broker, bank or other record holder), you may get voting instructions and related materials from that person asking how you want to vote.

If you receive more than one proxy card for shares registered in your name, you have shares registered differently in more than one account. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our transfer agent, Computershare Shareowner Services LLC at Newport Office Center VII, 480 Washington Boulevard, Jersey City, NJ 07310, at its toll-free number (866-293-5637) or on its website at www.bnymellon.com/shareowner/equityaccess with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.

What are broker non-votes?

The New York Stock Exchange (the stock exchange on which our common shares are listed and which we refer to as the NYSE) permits brokers to vote their customers’ shares on routine matters when brokers have not received voting instructions from their customers. Routine matters include the ratification of independent registered public accountants. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors, shareholder advisory votes on executive compensation, shareholder advisory votes on the frequency of future shareholder advisory votes on executive compensation, mergers, employee compensation plans and contested matters unless the brokers have received instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes. If you are a beneficial owner of shares of our common stock, we encourage you to direct your broker, bank or other holder of record on how to vote your shares by following the instructions included in the package from the broker, bank or other holder of record.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to our corporate secretary;

•	Timely delivery of a valid, later-dated proxy; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also vote in person at the annual meeting if you obtain a legal proxy as described previously in the answer to the question “How do I vote?”.

All shares that have been properly voted and not revoked will be voted at the annual meeting.

How do I contact Koppers’ corporate secretary?

You may contact our corporate secretary by sending correspondence to our principal executive offices at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Is there a list of shareholders entitled to vote at the annual meeting?

Yes. The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting.

What is a quorum?

In order to conduct the business of the meeting, we must have a quorum. This means at least a majority of our common shares outstanding must be represented at the meeting, either in person or by proxy. You are considered a part of the quorum if you submit a properly signed proxy card. Votes withheld, abstentions and broker non-votes will be considered to be represented at the meeting in determining the presence of a quorum.

What are the voting requirements to elect the directors, approve by advisory vote executive compensation and approve the proposal to ratify the appointment of Ernst & Young LLP?

You have one vote for each share that you held on the record date for each proposal.

For the election of directors, the three director nominees receiving the highest number of votes cast “FOR” their election will be elected. This is called plurality voting. You are not permitted to accumulate your shares when you vote your shares in favor of our nominees for election as directors.

The advisory vote on executive compensation requires support from a majority of votes cast on the proposal, assuming the presence of a quorum.

To be approved, the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 requires a majority of votes cast on the proposal to be in favor of the appointment, assuming the presence of a quorum.

Pennsylvania law provides that abstentions and votes withheld are not votes cast. Abstentions, votes withheld and broker non-votes do not count either for or against a proposal.

Does Koppers have a recommendation on voting?

Yes. The board of directors recommends a vote “FOR” the election of all nominees as directors, “FOR” the advisory resolution approving executive compensation and “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

Who counts the votes cast at the annual meeting?

Representatives of Computershare Shareowner Services LLC will tabulate the votes and act as inspectors of election at the annual meeting.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries for them to forward proxy materials to the beneficial owners of the shares they hold of record and we may reimburse them for doing so. Proxies may be solicited on our behalf by directors, officers or employees, for no additional compensation, in person or by telephone, electronic transmission and facsimile transmission. We have hired Computershare Shareowner Services LLC, our transfer agent, to distribute and solicit proxies. We will pay Computershare Shareowner Services LLC an estimated fee of $5,000, plus its reasonable expenses, for these services.

Will my vote be confidential?

Shareholder voting records will be permanently kept confidential except as may be necessary to meet legal requirements.

PROXY ITEM 1 — PROPOSAL FOR ELECTION OF DIRECTORS

General

The nominees for election to Class II of the board of directors have been nominated by our nominating and corporate governance committee for election to the board of directors, and our board has approved these nominees.

The number of directors on our board is currently fixed at eight members, divided into three classes, with each class as nearly equal in number as possible. Class I and Class II of the board each consist of three directors and Class III of the board consists of two directors.

Directors are elected for three-year terms on a staggered term basis. This means that each year the term of office of one class will expire and the terms of office of the other two classes will extend for additional periods of one and two years, as applicable. At this year’s annual meeting we are asking you to elect the nominees for director in Class II whose term of office will expire in 2015.

The board has nominated Sharon Feng, Ph.D., Stephen R. Tritch and T. Michael Young for election as Class II directors. Dr. Feng, Mr. Tritch and Mr. Young are all standing for re-election.

Each nominee in Class II who is elected as a director will hold office for three years or until the director’s death, resignation, incapacity or until the director’s successor shall be elected and shall qualify. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, will be filled by a majority vote of the directors then in office, even if less than a quorum.

It is the board’s policy as set forth in our corporate governance guidelines not to set a limit on the number of terms for which a director may serve. Setting term limits may prevent the contribution of directors who have been able to develop, over a period of time, increasing insight into our business and therefore provide an increasing contribution to the board. Also, management accountability may be undermined by frequent turnover of directors. A non-employee director will not be re-nominated as a director after the individual’s 70th birthday. Employee directors must resign from the board upon their retirement with us.

Vote Required

Nominees for directors will be elected by a plurality vote by the shares present (in person or by proxy) at the meeting. This means that the three directors receiving the highest number of votes cast “FOR” their election at the annual meeting will be elected for a three-year term.

Your proxy will be voted “FOR” the election of these nominees unless you withhold authority to vote for one or more of them. If any nominee is unable or unwilling to stand for election, your proxy authorizes us to vote for a replacement nominee if the board names one. We will only count votes “FOR” a candidate in the election of directors.

Board Recommendation

With respect to the election of directors (Proxy Item 1), the board of directors recommends a vote “FOR” the election of all three nominees.

Biographical Summaries of Nominees and Directors

There are no specific minimum qualifications a nominee must meet in order to be recommended for the board. However, our nominating and corporate governance committee seeks to establish, as required by the committee’s charter, a board that consists of individuals from diverse educational and professional experiences and backgrounds, that, when taken as a whole, provide meaningful counsel to management. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, prominence and reputation in their profession, a global business perspective, concern for the long-term interests of our shareholders and personal integrity, values and judgment — all in the context of an assessment of the perceived needs of the board. In addition, directors must have significant time available to devote to board activities and to enhance their knowledge of our business. Although we do not have a formal policy with respect to diversity, our nominating and corporate governance committee considers the diversity of our board as a whole, including the skills, background and experience of our directors.

Our nominating and corporate governance committee believes each member of our board of directors possesses the individual qualities necessary to serve on the company’s board of directors, including high personal and professional ethical standards and integrity, honesty and good values. Our directors are highly educated and have diverse backgrounds and extensive track records of success in what we believe are highly relevant positions with large international companies, firms and major private and public institutions. They have each demonstrated an ability to exercise sound judgment and have exhibited a commitment of service to the company and to the board, and each of our directors possesses strong communication skills. In addition, we believe that each director brings the skills, experience and perspective that, when taken as a whole, creates a board that possesses the requirements necessary to oversee the company’s business. Each director’s and nominee’s particular experience, qualifications, attributes and skills that led the board to conclude that such director or nominee should serve as a director for the company are set forth below. The committee reviews the board membership criteria and modifies them as necessary each year.

The following information relates to the three nominees for election at this year’s annual meeting:

CLASS II DIRECTORS WITH A TERM EXPIRING 2015

Sharon Feng, Ph.D. Age: 53

Dr. Feng became a member of our board of directors in May 2009. Since February 2010, Dr. Feng has been the Vice President of Business Development of the Coatings, Adhesives and Specialties Division of Bayer MaterialScience LLC, a global supplier of specialty chemicals. Prior to that, Dr. Feng was the Vice President, Industrial and Environmental Affairs/Logistics Management of Lanxess Corporation, a global manufacturer of high-quality products for the chemical, synthetic rubber and plastics industries, from January 2009 through January 2010 and the Vice President, Technical Services/Industrial and Environmental Affairs of Lanxess Corporation from August 2006 through December 2008, with responsibility for that company’s risk management and regulatory compliance. From February 2005 to August 2006, Dr. Feng served as the Vice President of Business Development, Coatings and Adhesives, Asia Pacific Region for Bayer MaterialScience LLC and from January 2004 to January 2005, Dr. Feng was the Director of Polyurethane Research, North America, for Bayer MaterialScience LLC.

Dr. Feng holds a Ph.D. in inorganic chemistry, which has provided her with a technical background and a strong expertise in the specialty chemicals industry. Dr. Feng’s technical and industry experience, her experience in risk management and regulatory compliance, and her knowledge of environmental risks and best practices, developed through her leadership positions with Bayer MaterialScience LLC and Lanxess Corporation, provide an invaluable perspective to the board’s discussions. In addition, her insights into international business development, particularly in Asian markets, contribute to the board’s consideration of strategic growth in that region.

Stephen R. Tritch Age: 60	Mr. Tritch became a member of our board of directors in May 2009. Mr. Tritch retired from his position at Westinghouse Electric Company, a global provider of fuel, services, technology, plant design, and equipment for the commercial nuclear electric power industry, in June 2008, where he was the chief executive officer since June 2002. While serving in that role, Mr. Tritch had oversight of that company’s operations, financial reporting and risk analysis. During his 37 years with Westinghouse Electric Company, Mr. Tritch held a number of management positions, including Senior Vice President Fuel Business

Unit, Senior Vice President Integration and Senior Vice President Services Business Unit. His business acumen and proven leadership skills developed through years of managing this international organization provide the board with an executive and leadership perspective on the management and operations of a large company with global operations.

An experienced board member, Mr. Tritch served as the chairman of the board of Westinghouse Electric Company from June 2002 until his retirement in June 2010. He also served as chairman of the audit committee of Westinghouse Electric Company. Mr. Tritch is currently a director of The Shaw Group, Inc., a public company and a global provider of pumping systems, engineering procurement and construction services. His additional leadership roles include service as the chairman of the board of trustees at the University of Pittsburgh and as a member of the board of trustees of the John Heinz History Center.

T. Michael Young Age: 67

Mr. Young became a member of our board of directors in May 2006. Mr. Young is an executive officer of, and since July 2006 has been a managing partner of, The CapStreet Group, LLC, a private equity firm that invests in lower-tier middle market companies.

A proven leader with business acumen, Mr. Young brings executive management experience and a strong financial background to our board. Mr. Young is a former partner of Arthur Andersen LLP, formerly one of the largest international accountancy and professional services firms. He was also formerly the chief financial officer of Weatherford International Inc., a public company and one of the largest global providers of mechanical solutions, technology applications, and services for oil and gas developments. Mr. Young was the president and chief executive officer of Metal Supermarkets International, a leading global supplier of small quantity metals, from December 2002 to December 2005. Mr. Young also served as the chief executive officer of a number of other companies including Hi-Lo Automotive, Inc., a supplier of automotive parts, which was acquired by O’Reilly Automotive, Inc., and Transportation Components, Inc., a distributor of replacement parts for commercial trucks and trailers. Mr. Young served as the president and chief executive officer of Transportation Components, Inc.

when it and its affiliates filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in 2001.

Mr. Young also has extensive service as a member of several private and public company boards. He was the chairman of the board of Metal Supermarkets International, a private company, from December 2005 through October 2007, a member of the board of directors of Emeritus Corporation, a public company and a national operator of assisted living residential communities from April 2004 to November 2008 and a member of the board of directors of Restoration Hardware, a public company and a specialty retailer of high quality home furnishings, hardware and related merchandise from March 2005 to June 2008. Mr. Young’s skills are particularly suited to helping us assess financial and operational risks and the strategic direction of the company.

The following information relates to the continuing directors with terms expiring in 2013 and 2014.

CONTINUING CLASS III DIRECTORS WITH A TERM EXPIRING 2013

David M. Hillenbrand, Ph.D. Age: 64

Dr. Hillenbrand became a director of Koppers Holdings Inc. in November 2004 and has been a director of Koppers Inc. since February 1999. From July 2005 through his retirement in February 2011, Dr. Hillenbrand served as president and chief executive officer of the Carnegie Museums of Pittsburgh, a non-profit organization.

Dr. Hillenbrand has proven business acumen and leadership skills, having served in a number of senior management positions during his 27-year career with Bayer AG, a global enterprise providing products and services in the fields of health care, nutrition, high-tech materials and specialty chemicals. Dr. Hillenbrand retired from his most recent position with Bayer AG in August 2003, where he was executive vice president and a member of the executive committee and labor director of Bayer Polymers. Dr. Hillenbrand had previously served as the president and chief executive officer of Bayer AG’s Canadian operations for eight years.

Dr. Hillenbrand has a depth of experience with our industry and our company, having served on our board for 13 years. The board benefits from his intimate knowledge of our operations and corporate philosophy. Dr. Hillenbrand was born in Germany and holds a Ph.D. in Germanics, which combined with his experience at Bayer AG, gives him an international perspective on the company’s operations and growth strategy.

James C. Stalder Age: 71	Mr. Stalder became a member of our board of directors in November 2006. He is currently the vice chair of the audit committee of Carnegie Mellon University, a private university, chair of its finance committee and a member of its investment committee. A proven leader, Mr. Stalder was formerly the dean of the graduate and undergraduate Schools of Business of Duquesne University, a private university, from July 2000 to June 2005.

Mr. Stalder is an audit committee financial expert who brings to the board and audit committee an extensive business and financial background, having been the former managing partner of the Pittsburgh office of PricewaterhouseCoopers LLP, one of the world’s largest international accountancy and professional services firms. Mr. Stalder’s financial background offers the board a key perspective and depth on financial and accounting matters and has proven to be invaluable in assessing financial risks, while his experience as dean has provided him with extensive managerial, strategic and operational expertise.

CONTINUING CLASS I DIRECTORS WITH A TERM EXPIRING 2014

Cynthia A. Baldwin Age: 67

Ms. Baldwin became a member of our board of directors in February 2008. Since February 2010, Ms. Baldwin has been the Vice President and General Counsel of The Pennsylvania State University, a major public research university. An experienced board member, Ms. Baldwin was chair of the board of trustees of The Pennsylvania State University from 2004 to 2007, and a board member for 15 years before taking her position as Vice President and General Counsel.

Ms. Baldwin also brings a wealth of knowledge and experience to the board from the legal field and public sector, having served as a partner at Duane Morris LLP, a large international law firm, from March 2008 to February 1, 2010, as a former Pennsylvania Supreme Court Justice from 2006 to 2008, and as Judge on the Allegheny County Court of Common Pleas for 16 years. Prior to serving in the judiciary, Ms. Baldwin practiced law in various areas, including real estate law and commercial litigation. Through her role as chair of our nominating and corporate governance committee, Ms. Baldwin has demonstrated a depth of knowledge and a high regard for compliance and an appreciation of governance principals. Her experience gives her particular insight into assessing risks associated with the independence of the board, potential conflicts of interest and litigation risk.

Albert J. Neupaver Age: 61	Mr. Neupaver became a member of our board of directors in August 2009. Since February 2006, Mr. Neupaver has been the president and chief executive officer of

Westinghouse Air Brake Technologies Corporation, a public company and one of the world’s largest providers of value-added, technology-based equipment and services for the global rail industry. His business acumen and leadership skills are further demonstrated by his additional public company experience at AMETEK, Inc., a leading global manufacturer of electronic instruments and electromechanical devices, where he served as the president of the electromechanical group from 1998 to February 2006.

Mr. Neupaver is also an experienced board member, having served as a director of Westinghouse Air Brake Technologies Corporation since 2006, and a director of Robbins & Myers, Inc., a public company and leading supplier of engineered equipment and systems, since January 1, 2009. His other affiliations include service on the board of directors of the Carnegie Science Center and the board of trustees of the Carnegie Museums of Pittsburgh. Mr. Neupaver’s experience as a chief executive officer allows him to better assess our operational risks and growth opportunities.

Walter W. Turner Age: 65

Mr. Turner was elected president and chief executive officer of the company in, and has been a director since, November 2004. He has been president and chief executive officer and director of Koppers Inc., our wholly-owned subsidiary, since February 1998. Prior to 1998, Mr. Turner held various senior management positions within the company since its inception in 1988, including Vice President and General Manager, Carbon Materials & Chemicals of Koppers Inc., Vice President and Manager, Marketing & Development, Industrial Pitches and Related Products of Koppers Inc. and Marketing Manager, Industrial Pitches and Creosote Oils of Koppers Inc.

Mr. Turner has over 40 years of experience with the company and Koppers Company, Inc., which has provided him with a depth of experience in the company’s industry and insights into the company’s business, operations and risk exposure. As the only management representative on our board, Mr. Turner enhances board discussions by providing an insider’s perspective about the company’s business, operations and strategic direction and insight into all aspects of the company’s business.

Mr. Turner’s board experience includes his current service as a trustee of the Carnegie Museums of Pittsburgh and as a member of the board of directors of the Allegheny Conference on Community Development.

Board Meetings and Committees

Meetings in 2011

During 2011, the board held nine meetings. The average attendance at meetings of our board and committees of our board during 2011 was 99 percent, and each director attended at least 75 percent of the total number of meetings of the board and committees of the board on which such director served and at the time at which such director served.

Our board of directors currently has four standing committees: an audit committee, a management development and compensation committee, a nominating and corporate governance committee, and a safety, health and environmental committee. Descriptions of the audit committee, management development and compensation committee, nominating and corporate governance committee and safety, health and environmental committee are set forth below. Each of our committees operates under a charter adopted by our board of directors. The charters of our committees are available on our website at www.koppers.com. You may also request a printed copy of any committee charter at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

We expect each director to attend the meetings of the board, the board committees on which the director serves and the annual meeting of shareholders. All of the members of our board at the time of our annual meeting of shareholders in 2011 attended the meeting.

Membership of Committees

The following table shows the membership of each committee as of March 28, 2012.

Committee	Members
Audit	James C. Stalder (Chair) Cynthia A. Baldwin Albert J. Neupaver Stephen R. Tritch T. Michael Young

Nominating and Corporate Governance	Cynthia A. Baldwin (Chair) Sharon Feng James C. Stalder T. Michael Young

Management Development and Compensation	T. Michael Young (Chair) Albert J. Neupaver James C. Stalder Stephen R. Tritch

Safety, Health and Environmental	Sharon Feng (Chair) David M. Hillenbrand Walter W. Turner

Independence of Committee Members

We are subject to the NYSE corporate governance rules and certain rules of the Securities and Exchange Commission, which we also refer to as the SEC, including the rules relating to independent members on our board committees. The SEC rules set forth the independence requirements for our audit committee and require that all members of our audit committee be independent. The NYSE rules require that all of the members of our audit, nominating and corporate governance, and management development and compensation committees be independent. All of the members of our audit, nominating and corporate governance, and management development and compensation committees are independent as required by the SEC and the NYSE rules.

Audit Committee

The audit committee is required pursuant to its charter to hold at least four regularly scheduled meetings each year and held six meetings in 2011. The board has determined that Mr. Stalder is our financial expert as such term is defined under the SEC rules.

The audit committee’s responsibilities include oversight of the integrity of our financial statements, the appointment, compensation and supervision of our independent registered public accounting firm, which we also refer to as our independent auditor, review of the independence of our independent auditor, resolution of disagreements between our management and our independent auditor and oversight of our internal audit function.

In connection with oversight of the integrity of our financial statements, the audit committee’s responsibilities include:

•	Reviewing, prior to the audit, the scope and procedures to be utilized in the audit with the independent auditor;

•	Receiving reports from the independent auditor regarding our critical accounting policies and practices;

•

Meeting with the independent auditor, without our management, to discuss the audit or other issues deemed relevant by the audit committee, including, but not limited to any audit problems or difficulties and management’s response;

•

Reviewing management’s assessment of the effectiveness of internal controls over financial reporting, including any significant deficiencies or material weaknesses identified by management or the independent auditor;

•	Meeting with management and the independent auditor to review significant reporting issues and practices, including changes in or adoption of accounting principles and disclosure practices; and

•	Reviewing disclosures in our periodic reports filed with the SEC, including the “Management’s Discussion and Analysis” section.

In connection with the appointment and supervision of our independent auditor, the audit committee’s responsibilities include, among other things:

•	Receiving annual written communication from the independent auditor delineating all relationships with and proposed professional services to us;

•	Reviewing all non-audit services proposed to be provided by the independent auditor;

•

Receiving and reviewing, on an annual basis, reports from the independent auditor regarding its internal quality control procedures and results of most recent peer review or any inquiry or investigation by any governmental or professional authorities within the preceding five years;

•	Reviewing the qualifications of the lead partner of the independent auditor and making certain that a replacement is named to the lead partner position every five years; and

•	Reviewing and approving, as appropriate, the compensation of the independent auditor.

The board has established, and the audit committee has reviewed, procedures for the receipt and treatment of complaints we receive concerning, among other things, accounting, internal controls or auditing matters, as well as confidential anonymous submissions by our employees regarding accounting or auditing matters. The audit committee also reviews our process for communicating these procedures to our employees.

The audit committee has the authority to engage independent counsel or other outside advisors and experts as necessary to advise the committee in the performance of its duties.

Management Development and Compensation Committee

The management development and compensation committee is required pursuant to its charter to meet at least four times a year and held seven meetings in 2011. The management development and compensation committee is responsible, among other things, for establishing and reviewing compensation criteria at the board and executive levels. The committee seeks to ensure that our compensation practices are in compliance with the law and with our Code of Business Conduct and Ethics and are commensurate with the high standards of performance expected of our directors and officers.

The committee will periodically review and propose to the full board the compensation for non-employee directors. Such review must occur at least once a year. In addition, the management development and compensation committee annually approves and recommends to the board for ratification our chief executive officer’s compensation. The committee also annually reviews and makes recommendations to the board with respect to the compensation structure for all other officers and key executives, including the adoption of cash-based and equity-based incentive and bonus compensation plans.

The management development and compensation committee is charged with administering our cash-based and equity-based incentive and bonus compensation plans, which we refer to as incentive and bonus compensation plans. Among other things, the management development and compensation committee will determine which eligible employees receive awards under such plans, determine the types of awards to be received and the conditions thereof, and will make any other determination or take any other action that it deems necessary or desirable to administer each incentive and bonus compensation plan. From time to time, the management development and compensation committee will also review and recommend medical, retirement, insurance and other benefit packages for officers and eligible employees.

At least annually, the management development and compensation committee will make recommendations to the board regarding a succession plan, including succession in the event of an emergency or crisis, for our chief executive officer and other officers and key employees, after considering recommendations of management. The committee must also review and make recommendations to the board regarding revisions of its charter.

The management development and compensation committee has the sole power to retain and terminate consulting firms to assist it in performing its responsibilities, including the authority to approve the firm’s fees and retention terms. The committee has the authority to obtain advice and assistance from internal or external legal, accounting, human resource or other advisors and to have direct access to such advisors without the presence of our management or other employees. In addition, the committee has the power to form and delegate authority to subcommittees.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is required pursuant to its charter to meet at least four times each year and held four meetings in 2011. The nominating and corporate governance committee’s goals and responsibilities include identifying and recommending individuals qualified to serve as members of the board of directors consistent with criteria approved by the board of directors. The committee identifies candidates for the board of directors by soliciting recommendations from committee members and incumbent directors and considering recommendations from employees and shareholders. The committee also has sole authority to retain and terminate search firms, which will report directly to the committee, to assist in identifying director candidates.

The committee is responsible for the oversight of the evaluation of the board of directors and corporate management. In doing so, the nominating and corporate governance committee (i) evaluates, and reports to the board of directors, the performance and effectiveness of the board of directors as a whole and each committee of the board as a whole (including an evaluation of itself and the effectiveness of the management development and compensation committee in its process of establishing goals and objectives for, and evaluating the performance of, our chief executive officer and our other officers) and (ii) reviews the performance, qualifications and other related issues concerning board members at least once every three years.

The nominating and corporate governance committee charter provides that the committee will ensure that the nominees for membership on the board of directors are of a high caliber and are able to provide insightful, intelligent and effective guidance to our management. The committee is also committed to ensuring that our corporate governance is in full compliance with the law, reflects generally accepted principles of good corporate governance, encourages flexible and dynamic management without undue burdens and effectively manages the risks of our business and our operations. To accomplish this, the nominating and corporate governance committee developed and recommended to the board of directors a set of corporate governance guidelines.

The nominating and corporate governance committee must review and, if appropriate, recommend to the board appropriate changes to the corporate governance guidelines at least once every year and the articles of incorporation, by-laws, the Code of Business Conduct and Ethics and the Code of Ethics Applicable to Senior Officers at least once every two years. The nominating and corporate governance committee is charged with investigating and advising the board with respect to any violations of the Code of Ethics Applicable to Senior Officers and, to the extent involving directors or officers, the Code of Business Conduct and Ethics, including conflicts of interest between directors or officers and us, and including a review of the outside activities of directors and officers. It is the obligation of each director and officer to bring to the attention of the nominating and corporate governance committee any actual, apparent or possible conflict of interest.

The nominating and corporate governance committee may obtain advice and assistance from internal or external legal, accounting or other advisors, without the presence of our officers and may interview and meet with our employees without the presence of our management.

Safety, Health and Environmental Committee

Our safety, health and environmental committee held four meetings in 2011 and is responsible for reviewing our policies and practices that address safety, health and environmental concerns and significant legislative and regulatory trends and developments concerning safety, health and environmental issues. The committee reviews management practices and results to ensure that our managers are promoting proper and government-mandated practices in the areas of safety, health and the environment and that we have written procedures and an audit program in place to ensure proper training, safeguards and controls in these areas. The safety, health and environmental committee’s charter requires the committee to meet regularly with the relevant executive officers and senior operations managers accountable for product and process safety, health and environmental programs.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to ensure we are fully compliant with the law and engaging in corporate governance “best practices.” These guidelines, among other things, assist our board in determining whether a director is independent under the NYSE rules.

Our corporate governance guidelines address matters such as the selection and composition of the board, board leadership, board performance, the board’s relationship to senior management, meeting procedures and committee matters.

A copy of our corporate governance guidelines is available on our website at www.koppers.com. You may also request a printed copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219.

Director Independence

Our board of directors reviewed the independence of each of our current directors and nominees, in accordance with our corporate governance guidelines and the NYSE rules. Based on its review, the board of directors determined that a majority of our current directors and each of our nominees have no material relationship with us (either directly or as a partner, shareholder or an officer of an organization that has a relationship with us) and are independent under the independence criteria for directors established by the NYSE and in accordance with our corporate governance guidelines. Based on this evaluation, our board has determined that Ms. Baldwin, Dr. Feng, Dr. Hillenbrand, Mr. Neupaver, Mr. Tritch, Mr. Stalder and Mr. Young each satisfy the independence standards. In addition, based on its evaluation, the board determined that Mr. Turner is not independent.

In reaching this determination, the board reviewed the independence guidelines that are part of our corporate governance guidelines, the corporate governance rules of the NYSE and the individual circumstances of each director.

The following is a summary of the guidelines established by our board in our corporate governance guidelines and which are used by the board to determine the independence of each director. In general, the board will determine that a director will not be independent if, within the preceding three years:

•	the director was or is currently also our employee;

•	an immediate family member of the director was or is currently employed by us as an executive officer;

•	the director was (but is no longer) a partner in or employed by a firm that is our internal or external independent auditor and personally worked on our audit within that time;

•

an immediate family member of the director was (but is no longer) a partner in or employed by a firm that is our internal or external independent auditor and personally worked on our audit within that time;

•

one of our current executive officers was or is currently on the compensation committee of a company which employed our director, or which employed an immediate family member of the director as an executive officer at the same time; or

•

the director or an immediate family member of the director received in any twelve-month period during such three-year period direct compensation from us and our consolidated subsidiaries in excess of $120,000 other than director compensation (including committee fees) and pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

In addition, the board will determine that a director is not independent if:

•	the director or the immediate family member of the director is a current partner of a firm that is our internal or external independent auditor;

•	the director is a current employee of such internal or external independent auditing firm; or

•	the director has an immediate family member who is a current employee of such internal or external independent auditing firm and who personally works on our audit.

When the board reviews the independence of its members, the board considers the following commercial or charitable relationships to be material relationships that would impair a director’s independence:

•

the director is a current employee of, or has an immediate family member who is a current executive officer of, another company that has made payments to, or received payments from, us in any of the last three fiscal years that exceed the greater of $1.0 million or two percent of the annual revenues of the company with which he or she is so associated.

•

the director is an executive officer of another company which is indebted to us, or to which we are indebted, and the total amount of either company’s indebtedness to the other is two percent or more of the total consolidated assets of the company he or she serves as an executive officer; or

•

the director serves as an officer, director or trustee of a charitable organization, and our discretionary charitable contributions to the organization are two percent or more of that organization’s total annual charitable receipts (excluding for this purpose our automatic matching, if any, of employee and director charitable contributions).

Each independent director is required to notify the chair of the nominating and corporate governance committee of any event, situation or condition that may affect the board’s evaluation of the director’s independence.

Board Leadership and Executive Sessions

Dr. Hillenbrand, one of our independent directors, is currently the chairman of our board and the lead independent director for executive sessions. Our current practice is that the roles of the chairman of the board and the chief executive officer should be separate because our board believes separating the roles allows the chairman to serve as a check on the chief executive officer and to independently assess the overall performance of the company on behalf of the shareholders. In addition, our board believes it is important to separate the roles of the chief executive officer and the chairman of the board due to the differences between the two roles and the time-intensive responsibilities of each. Our chief executive officer is the officer through whom the board delegates authority to corporate management. He is responsible for setting our strategic direction and the day-to-day leadership and performance of the company, while ensuring that all orders and resolutions of the board are carried into effect. The chairman of the board, on the other hand, provides guidance to our chief executive officer, presides over meetings of the full board, calls meetings of the board and board committees when he deems them necessary and performs all duties assigned to him by the board. Our chairman of the board is also responsible for acting as chairman at all meetings of our shareholders.

Our independent directors meet at regularly scheduled executive sessions without management. Our corporate governance guidelines provide that when the roles of the chairman of the board of directors and the chief executive officer are separate and the chairman of the board of directors is not an employee, then the chairman of the board of directors also serves as the lead independent director. The lead independent director presides over the executive sessions of the independent directors and, together with the members of the nominating and corporate governance committee, develops the agendas for the executive sessions and periodically reviews and proposes revisions to the board’s procedures and the corporate governance guidelines. The lead independent director is also responsible for communicating the board’s annual evaluation of the chief executive officer.

Risk Oversight

Our board as a whole has an active role in overseeing the company’s management of risks. Our board regularly assesses the major risks facing the company and reviews options for their mitigation by reviewing information regarding accounting, operational, legal and regulatory, and strategic and reputational risks based on reports from senior management, including by our chief compliance officer, and our independent auditor. In addition, our board has established a formal risk management process that involves regular and systematic identification and evaluation of risks. Our board delegates the oversight of specific risk areas to board committees. Our audit committee is primarily responsible to review with management and our independent auditor the significant risks to the company, assess the steps management has taken to minimize these risks and discuss policies with respect to risk assessment and risk management. Our management, development and compensation committee is responsible for reviewing risks associated with human capital, employee benefits and executive compensation. Our nominating and corporate governance committee manages risks associated with the independence of the board, potential conflicts of interest, reputation and ethics and corporate governance. Our safety, health and environmental committee is charged with assessing regulatory and compliance risks associated with the company’s safety, health and environmental performance.

Code of Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics for all directors, officers and employees and a Code of Ethics Applicable to Senior Officers. A copy of each code is available on our website at www.koppers.com. You may also request a written copy at no cost by writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. The Code of Business Conduct and Ethics covers such matters as conflicts of interest, insider trading, misuse of confidential information, compliance with laws and protection and proper use of corporate assets. Directors are expected to comply with the Code of Business Conduct and Ethics and report any violations of the code, including any potential conflicts of interest, as outlined in the code. All directors must remove themselves from any discussion or decision affecting their business or personal interests.

Communications with the Board

The board of directors welcomes the input and suggestions of shareholders and other interested parties. Shareholders and other interested parties wishing to contact the chairman of the board or the non-management directors as a group may do so by sending a written communication to the attention of the chairman of the board, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Issues or complaints regarding questionable accounting, internal accounting controls or auditing matters may be sent in writing to the attention of the audit committee chairman, c/o Koppers Holdings Inc., Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. Our corporate secretary will forward all written communications unopened to the director to whom it is addressed. Alternatively, you may place an anonymous, confidential, toll-free call in the United States to our Compliance Line at 800-385-4406.

Nomination Procedures

The nominating and corporate governance committee will consider nominees for director recommended by the committee, other directors, employees and shareholders and evaluate such nominees against the same criteria used to evaluate all candidates for director. Any shareholder wishing to recommend a candidate for director to the nominating and corporate governance committee should submit the recommendation in writing to our corporate secretary at Koppers Holdings Inc., Attention: Corporate Secretary’s Office, 436 Seventh Avenue, Suite 1550, Pittsburgh, Pennsylvania 15219. With respect to the 2013 election of directors, your recommendation to the nominating and corporate governance committee must be received by our corporate secretary on or before November 28, 2012. Under our current bylaws, no nominations may now be made by shareholders for the 2012 annual meeting. No shareholder will be permitted to nominate a director at our annual meeting unless advance notice of such nomination is received by our corporate secretary no later than ten days after the meeting is first publicly announced. The advance notice must include the name and address of the shareholder recommending the individual and proof of share ownership, as well as the individual’s name and address; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required for inclusion in a proxy statement filed under then-current SEC rules; and a written indication of the individual’s willingness to serve as a director of the company.

Committee Reports to Shareholders

Audit Committee Report

As set forth in our charter, management is responsible for the preparation, presentation and integrity of our financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and related laws and regulations. Our internal auditors are responsible for providing reliable and timely information to the board of directors and senior management concerning the quality and effectiveness of, and the level of adherence to, our control and compliance procedures and risk management systems. Our independent auditor is responsible for planning and carrying out an integrated audit of our consolidated annual financial statements and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and reviewing our annual reports on Form 10-K and our quarterly financial statements prior to the filing of each of our quarterly reports on Form 10-Q, respectively.

In the performance of its oversight function, the audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2011, with management and with Ernst & Young LLP, our independent auditor for 2011. The audit committee has discussed with our independent auditor the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence and has discussed with the independent auditor its independence. Also, in the performance of its oversight function, during 2011 the audit committee received frequent reports from our manager of internal audit.

At various times the audit committee has considered whether the provision of non-audit services by the independent auditor to us is compatible with maintaining the independent auditor’s independence and has discussed with Ernst & Young LLP their independence. As a result of the enactment of the Sarbanes-Oxley Act of 2002, the audit committee or its chairman (acting pursuant to delegated authority) pre-approves all new non-audit services (as defined in the Sarbanes-Oxley Act) proposed to be performed by our independent auditor.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the charter, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The audit committee of the board of directors presents the foregoing report.

James C. Stalder (Chairman)	Stephen R. Tritch
Cynthia A. Baldwin	T. Michael Young
Albert J. Neupaver

Management Development and Compensation Committee Report

The management development and compensation committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on our review and discussions, the committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The management development and compensation committee of the board of directors presents the foregoing report.

T. Michael Young (Chairman)	James C. Stalder
Albert J. Neupaver	Stephen R. Tritch

COMMON STOCK OWNERSHIP

Director, Director Nominee and Executive Officer Stock Ownership

Set forth below is certain information with respect to the beneficial ownership of shares of our common stock as of March 13, 2012, by directors, director nominees, the named executive officers, who are included in the Summary Compensation Table, and all directors and executive officers as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

	Shares of Beneficially Owned Common Stock
Name of Beneficial Owner	Amount of Beneficially Owned Common Stock (1)		Percent of Class
Cynthia A. Baldwin	9,500		*
Sharon Feng	6,000		*
David M. Hillenbrand	5,048		*
Albert J. Neupaver	6,000		*
James C. Stalder	7,507		*
Stephen R. Tritch	7,000		*
T. Michael Young	15,000		*
Walter W. Turner	315,294		1.5%
Leroy M. Ball	3,500	(2)	*
Steven R. Lacy	52,790		*
Thomas D. Loadman	26,288		*
Brian H. McCurrie	47,365		*
All Directors and Executive Officers as a Group (20 in total)	666,086	(2)	3.2%

*	Less than one percent
(1)	Includes the following amounts of common stock that the following individuals and the group have the right to acquire through the exercise of stock options: Mr. Turner, 76,370; Mr. Ball, 0; Mr. Lacy, 13,214; Mr. Loadman, 6,991; Mr. McCurrie, 11,864; and all directors and executive officers as a group, 178,668.
(2)	Includes 3,500 shares that are pledged as security in a brokerage margin account.

Beneficial Owners Of More Than Five Percent

The following table shows shareholders whom we know were beneficial owners of more than five percent of our common stock as of March 13, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficially Owned Common Stock	Percent of Class
T. Rowe Price Associates, Inc. (1) 100 E. Pratt Street Baltimore, Maryland 21202	2,762,979	13.31%

Lord, Abbett & Co. LLC (2) 90 Hudson Street Jersey City, New Jersey 07302	2,754,864	13.27%

Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management (3) 6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119	2,153,273	10.38%

BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	1,488,104	7.17%

The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, PA 19355	1,115,934	5.38%

(1)	According to the Schedule 13G filed February 10, 2012, 2,762,979 shares of our common stock are owned by various individual and institutional investors, including the T. Rowe Price New Horizons Fund, Inc. (the “Horizons Fund”) (which owns and has sole voting power over 1,158,869 shares, representing 5.58% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. Price Associates has sole voting power over 418,710 shares and sole dispositive power over 2,762,979 shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	According to the Schedule 13G filed February 14, 2012, Lord, Abbett & Co. LLC beneficially owns 2,754,864 shares of our common stock and has sole dispositive power over such shares. Lord, Abbett & Co. LLC has sole voting power over 2,498,173 shares. Lord Abbett Research Fund, Inc. – Small-Cap Value Series (the “Research Fund”) is an investment company registered under the Investment Company Act of 1940 for which Lord, Abbett & Co. LLC serves as investment adviser. The Research Fund beneficially owns 1,203,100 shares of our common stock. All shares held by the Research Fund are included as shares held by Lord, Abbett & Co. LLC by virtue of its authority to vote and direct the disposition of such shares.

(3)	According to the Schedule 13G filed February 10, 2012, Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management beneficially owns 2,153,273 shares of our common stock and has sole dispositive power over such shares. Michael W. Cook Asset Management, Inc. d/b/a SouthernSun Asset Management has sole voting power over 1,848,753 shares.

(4)	According to the Schedule 13G filed February 13, 2012, BlackRock, Inc. beneficially owns 1,488,104 shares of our common stock and has sole voting and sole dispositive power over such shares.

(5)	According to the Schedule 13G filed February 9, 2012, The Vanguard Group, Inc. beneficially owns 1,115,934 shares of our common stock and has sole dispositive power over 1,087,966 shares, shared dispositive power over 27,968 shares and sole voting power over 27,968 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 27,968 shares of our common stock as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of such shares.

EXECUTIVE COMPENSATION

The independent management development and compensation committee (which we refer to as the committee) of our board of directors oversees the compensation program for Walter W. Turner (our president and chief executive officer) Leroy M. Ball (our vice president and chief financial officer), Steven R. Lacy (our senior vice president, administration, general counsel and secretary), Thomas D. Loadman (our vice president and general manager, railroad and utility products and services) and Brian H. McCurrie (our senior vice president, global carbon materials & chemicals), who are our named executive officers.

The committee believes that the company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The committee has designed a total compensation package with features that it believes will mitigate the risks associated with compensation policies and practices including:

•	Our compensation programs provide a reasonable balance between annual and long-term performance, with a significant portion of compensation being delivered in the form of long-term incentives;

•	Annual cash incentives are determined based on the company’s and the individual’s performance;

•

The committee has the ability to modify annual cash incentives earned to reflect the quality of the company’s financial performance, individual performance and other factors that should influence compensation;

•	The long-term incentive program focuses participants on longer-term operating performance, as well as stock price appreciation; and

•	Executives are subject to stock ownership requirements that encourage a long-term perspective and ensure that the interests of executive officers are closely aligned with shareholders.

Compensation Discussion and Analysis

Executive Summary

Overview of Our Compensation Program.  The committee makes compensation decisions in a manner it believes will best serve the long-term interests of our shareholders. The committee believes the interests of shareholders are best served by attracting and retaining a talented team of executives who will be inspired to meet and exceed the company’s goals and whose interests will be aligned with the interests of our shareholders thereby maximizing shareholder return. To accomplish these objectives, the committee has implemented a strong pay-for-performance compensation program, while striving to pay our executives competitively and align our compensation program with our business strategies, as highlighted below and set forth in more detail in the following pages:

•	Our named executive officers’ total compensation consists primarily of a cash base salary, an annual cash bonus/incentive and long-term incentives.

•

Our annual cash bonus/incentive is performance-driven and awarded based on a combination of the company’s actual consolidated earnings per share and value creation, which is measured based on the amount by which our earnings (before interest and taxes) exceeds a pre-defined level of return on invested capital. EPS and value creation may be adjusted by the committee in its discretion to account for certain extraordinary items. The committee selected EPS as a performance measure because it believes that EPS is an important measure of our success as it incorporates elements of growth, profitability and capital efficiency and is monitored by our shareholders. The committee selected value creation as a performance measure because it believes that this is an important indicator of the quality of our earnings.

•

Long term incentive awards comprise a significant portion of our named executive officers’ total compensation package and 50 percent of the awards each year is in the form of performance-based restricted stock units. The remaining portion of the long term incentive awards is comprised of stock options (30 percent of the total award) and time-based restricted stock units (20 percent of the total award). Performance-based restricted stock units granted in 2011 are earned based on cumulative value creation over a two-year period, and earned shares are subject to an additional one-year service vesting period until the third anniversary of the grant date, during which time our named executive officers continue to be exposed to changes in our stock price.

•	Our named executive officers receive only limited perquisites, all of which are for business-related purposes.

•

Based on the results of competitive assessments conducted each year since 2006 by Frederic W. Cook & Co., Inc., which have shown that our named executive officers’ compensation levels have generally ranged below the median compensation levels of our peers, the committee has taken actions over the past few years to bring compensation of our named executive officers to median levels consistent with our compensation philosophy. Frederic W. Cook & Co., Inc. is retained directly by the committee and performs no other consulting or other services for the company or management.

Changes Made in 2011 to Our Executive Compensation Program.

•

In 2011, based on input provided by Frederic W. Cook & Co., Inc., the committee approved an increase in base salary for all of our named executive officers and increased long-term incentive opportunities to move total direct compensation in line with the market median.

•

For 2011, the total annual cash bonus/incentive potential for Mr. McCurrie was reallocated between the applicable business unit and corporate performance measures to better align Mr. McCurrie’s annual cash incentive/bonus awards with his respective business units’ performance and job responsibilities.

Overview of 2011 Operating Performance and Summary of Compensation Actions.  Due to the diligent efforts of management in guiding the company through the continuing difficult economic environment, our revenues for 2011 increased by 24% percent over 2010. Management’s accomplishments in 2011 included the following:

•	Achieved financial performance in line with end-market demands and the company’s 2011 budget.

•	Completed the global implementation of new enterprise resource planning software.

•	Accomplished favorable resolutions in toxic tort litigation while lowering overall legal expense.

•	Improved our balance sheet resulting in a decrease in our net leverage ratio.

As a result of these accomplishments in 2011 and the resulting favorable financial accomplishments achieved in 2011, our annual bonus/cash incentive plans in which our named executive officers participate were all funded above target levels because the company’s performance in 2011 exceeded target EPS and target value creation applicable to each particular plan. For 2011, EPS measured in accordance with our annual bonus/cash incentive plan increased 18 percent over EPS measured in accordance with the plan in 2010 and was 112 percent of target EPS for 2011. Value creation measured at the consolidated company level increased 19 percent in 2011 over value creation measured at the consolidated company level in 2010 and was 114 percent of target value creation measured at the consolidated company level for 2011. Actual bonus/cash incentive amounts paid to our named executive officers were also dependent upon individual performance measured against certain pre-established goals, which are communicated to our named executive officers at the beginning of each year. Based on our strong financial performance, our annual bonus/cash incentive plans generally funded above target, and when combined with strong individual performance, our named executive officers’ actual bonuses ranged from 106 to 114 percent of their respective individual target amounts.

Our chief executive officer’s total direct compensation for 2011 as compared to 2010 is described in the following table:

Compensation Element	2010	2011	Comments
Base Salary	$685,000	$726,253	Base salary increased by six percent in order to move our chief executive officer’s base salary towards market median.

Actual Annual Cash Bonus/Incentive	$525,000	$558,000	Increase in the annual cash bonus/incentive payment reflects the above-target funding of our corporate plan bonus pool and achievement of individual objectives.

Grant Date Fair Value of Long Term Incentives	$959,702	$1,398,173	Long-term incentive opportunity increased by 33% in order to move our chief executive officer’s long-term incentive opportunity towards market practice. Fifty percent of the value of long term incentives is delivered in performance-based restricted stock awards. The actual value of long-term incentive awards is dependent upon changes in our stock price and, in the case of performance-based restricted stock awards, the achievement of value creation goals.

Total Direct Compensation	$2,169,702	$2,682,426

Corporate Governance Best Practices.  Our board of directors has implemented a number of “best practices” to ensure that the company’s governance is in full compliance with the law and reflects generally accepted principles of good corporate governance, including the following:

•

Certain members of our management team, including our named executive officers, are subject to stock ownership requirements, which are intended to demonstrate our commitment to and confidence in our long-term prospects, align management’s interests with those of our shareholders, support a long-term focus and quantify our expectations with regard to ownership of our stock.

•

Our named executive officers are prohibited from trading in options, warrants, puts, and calls of our common stock. Short sales of our common stock are also prohibited and any hedging transactions with respect to our common stock require advance clearance by our corporate secretary.

•	Our named executive officers are not entitled to an excise tax gross-up in the event of a change in control.

•

In the event of a change in control, there is no accelerated vesting of the performance-based restricted stock units, time-based restricted stock units and option awards at the time of the change in control (if such awards are assumed or continued by the successor company), unless the named executive officer is involuntarily terminated for reasons other than misconduct within 24 months following the change in control (representing “double trigger” vesting).

Say-on-Pay Vote on 2010 Executive Compensation

At our 2011 annual meeting, we provided our shareholders with an advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. In 2011, the percentage of votes cast in favor of the prior year compensation program was approximately 99%. The committee has considered the results of this shareholder advisory vote on executive compensation in determining compensation policies and decisions. The committee believes the results of this advisory say-on-pay vote reflect our shareholders’ affirmation of our executive compensation program and determined to retain our overall compensation program structure in the manner described in this CD&A.

Executive Compensation Program Principles

The committee considers the following principles when it makes compensation decisions:

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Pay for Performance — A significant portion of the total compensation of our named executive officers should be based on our performance. We will pay our named executive officers higher compensation when they exceed our goals and lower compensation when they do not meet our goals.

•	Support Business Strategy — Our compensation programs should be aligned with our short-term and long-term business strategies.

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Pay Competitively — We believe that total compensation for our named executive officers should approximate the market median. Market is defined as individuals holding comparable positions and producing similar results at companies that the committee selects as our peers based on similar industry, revenue, and complexity. The companies our committee selected as our peer group for 2011 are listed below in the section called “Companies Used for Defining Competitive Compensation.”

Executive Compensation Objectives

Consistent with these overall principles, the committee has established the following objectives for its executive compensation programs, which are critical to our long-term success:

•	Attract — We want our compensation programs to be comparable to market in terms of level of pay and form of award so that we can attract talented executives.

•	Retain — We want to retain talented leaders whose continued employment is a key component of our overall success.

•	Engage — We want to inspire our executives to meet or exceed our goals and generate superior returns for our shareholders.

•	Align — We want to align the financial interests of our executives with those of our shareholders.

Key Objectives of Compensation Program

The compensation objectives for our named executive officers are achieved through the following ongoing elements, which are discussed in more detail later in this “Compensation Discussion and Analysis.”

Compensation Element	Description	Objectives Achieved

Base Salary

•  Fixed cash compensation payable monthly.

•  Base salaries are set to recognize different levels of responsibility within the company. Base salaries also serve as the basis for establishing the target payouts for annual bonuses and long-term incentives as well as the basis for retirement benefits and certain perquisites.

• Attract • Retain

Annual Cash Bonus/Incentive

•  Variable annual cash award, where payments can be higher or lower than target based on comparison of EPS and value creation to target performance.

•  Purpose is to stimulate creativity and entrepreneurial thinking; and to enhance our business growth and profitability by providing those executives charged with leadership roles an opportunity for additional compensation based upon their contributions to our overall performance.

• Attract • Retain • Engage • Align

Long Term Equity Incentives

•  Designed to align the interests of management with those of our shareholders; focus key employees on the achievement of longer-term operational goals; tie realized compensation to the achievement of long-term financial objectives; strengthen the retention value of our compensation program for both the named executive officers and for the next generation of our leaders; and provide an industry-competitive long term incentive program that is consistent with practices among companies in our peer group.

• Attract • Retain • Engage • Align

Compensation Element	Description	Objectives Achieved

Retirement Benefits	• 401(k) plan • Benefit Restoration Plan	• Attract • Retain

Perquisites and other benefits	• Club dues • Survivor Benefit Plan • Standard salaried benefit plans	• Attract • Retain

In 2011, our named executive officers were paid a total compensation package consisting of a cash base salary (representing on average 30 percent of the total annual compensation package), an annual cash bonus/incentive (representing on average 18 percent of the total annual compensation package), long-term incentives (with a targeted value representing on average 39 percent of the total annual compensation package) and other compensation, including perquisites and other personal benefits (representing on average 13 percent of the total compensation package). The amounts reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column in the Summary Compensation Table are not included in these amounts because the committee does not view these amounts as being part of our total annual compensation package.

Role of Consultants

In accordance with its authority to retain advisors, the committee engaged Frederic W. Cook & Co., Inc., which we refer to as FW Cook, as outside consultants to advise the committee during 2011. FW Cook does not advise our management, and receives no other compensation from us. In its role as independent advisor to the committee, FW Cook has provided advice to the committee from time to time since 2006 on various executive compensation matters including conducting an ongoing competitive compensation analysis, which FW Cook prepared for the committee again early in 2011. FW Cook attended certain of the committee meetings in 2011 and in early 2012. In late 2011, Towers Watson & Co. also provided limited consulting services to our management relating to the composition of our peer group.

Role of CEO and Committee

For each named executive officer (other than himself), our chief executive officer makes recommendations to the committee on compensation levels including recommending levels of base salary and payments of cash bonus/incentive awards based on his judgment regarding an executive’s overall performance and performance against certain written pre-established goals, which are communicated to our named executive officers at the beginning of each year. The committee reviews the recommendations of the chief executive officer and recommends the levels of base salary to the board for approval. The committee approves all other compensation for each named executive officer (other than the chief executive officer), including performance-based compensation, and recommends such compensation to the board of directors for ratification.

For the chief executive officer, the committee reviews all compensation matters, including his performance during the year, and approves his base salary and all other compensation, including performance-based compensation, and recommends such compensation to the board of directors for ratification.

Committee Discretion

The committee has the discretion to supplement, reduce or modify at any time the compensation intended to be paid or awarded to the named executive officers, with the exception of their annual cash bonus/incentive for which the committee only has the discretion to reduce the compensation. The committee exercises discretion as the committee may determine is in the best interest of the company and its shareholders. The exercise of discretion is an important feature of the company’s compensation philosophy and provides the committee with sufficient flexibility to respond to specific circumstances facing the company. The committee also believes that it is in the best interest of the company and its shareholders that the committee have sufficient discretion to recognize and reward superior performance, which is important to attract and retain talented executives, and to adjust awards to reflect the quality of the company’s financial performance.

Companies Used for Defining Competitive Compensation

As stated above, one of the committee’s principles is to try to compensate our named executive officers at market median of our peer companies that were selected based on comparability in terms of industry, revenue and complexity. For 2011, based on FW Cook’s recommendation, the committee selected the following peer group, which consists of the same companies as those used in the 2010 analyses of the competitiveness of our executive compensation levels and practices:

American Railcar Industries, Inc.	H.B. Fuller Company	OM Group, Inc.
Arch Chemicals, Inc.	Georgia Gulf Corporation	Quaker Chemical Corporation
Cabot Corporation	The Greenbrier Companies, Inc.	Rockwood Holdings, Inc.
L. B. Foster Company	Minerals Technologies Inc.	Trinity Industries, Inc.
FreightCar America, Inc.	Olin Corporation	Westlake Chemical Corporation

The factors considered in selecting the peer group early in 2011 included industry, revenue, products, customer base and location of operations. In terms of size, our revenue approximated the median of our peer group and our market capitalization as of December 31, 2010 was between the 25th percentile and the median of our peer group.

The committee uses information relating to the peer group to determine what forms of compensation are common among its peers and to determine whether the amounts of each element of compensation and the total amount of compensation approximate market median.

Setting the Level of Compensation

The committee reviews the compensation structure for the named executive officers and other key executives, including incentive compensation plans and bonus plans, on an annual basis. Early each year, the committee approves targeted amounts of annual cash bonus/incentive awards and related performance measures for those awards, base salaries and various long term equity incentive awards. After the end of each year, the committee approves the level at which the performance measures with respect to the annual cash bonus/incentive awards were satisfied, reviews the calculation of the incentive pools, approves the amount of the incentive pools and determines whether, and the extent to which, to exercise its discretion and approves the amount of the annual cash bonus/incentive award payable to each executive officer.

Trends in Compensation Since 2006

FW Cook has conducted an ongoing competitive compensation analysis at the request of the committee since 2006. Historically, our actual competitive positioning has been below our targeted competitive positioning of market median.

As part of this ongoing analysis, FW Cook prepared a competitive assessment in early 2011 of the company’s senior executive compensation levels relative to compensation levels disclosed in the proxy statements of our peer group companies, as well as proprietary general industry surveys. The committee used this assessment to establish compensation levels and annual cash bonus/ incentive and long-term incentive opportunities for 2011. Through its competitive assessment in early 2011, FW Cook determined that the aggregate target total direct compensation for our named executive officers fell between the 25th percentile and median of the proxy data. This was somewhat below the company’s targeted competitive positioning, which aims to provide median compensation levels and opportunities. Based on their assessment, FW Cook advised the committee to consider increases in 2011 to the base salaries and/or the long-term incentive opportunities of the company’s senior executives (subject to affordability and consideration of the executive’s performance, experience and skill set) to bring total direct compensation in line with the market median. The committee considered the FW Cook study and guidance and approved an increase in salary for all of our named executive officers, as well as an increase to the base salary multipliers used for determining the long-term equity incentives awarded to each named executive officer in 2011. The value of long-term equity incentive awards granted to Mr. Turner increased from 150 to 200 percent of his annual base salary. The value of long-term equity incentive awards granted to Messrs. Ball, Lacy and McCurrie increased from 100 percent to 125 percent of their respective annual base salary. The value of long-term equity incentive awards granted to Mr. Loadman increased from 67 percent to 125 percent of his annual base salary.

2011 Compensation

The following is a description of the committee’s actions and decisions with respect to 2011 compensation matters.

Base Salary.  The committee reviews base salaries annually and adjustments are typically effective in April. In 2011, the committee approved an increase in salary for all of our named executive officers in the range from three to six percent.

Annual Cash Bonus/Incentive.  On May 5, 2010, the company’s shareholders approved the amended and restated 2005 long term incentive plan, which we refer to as the LTIP and which authorizes the committee to grant, among other things described below, cash bonus/incentive awards under the LTIP for participants designated by the committee at the beginning of the program year. We call this our 2011 Cash Bonus Program. Our 2011 Cash Bonus Program is intended to ensure that amounts paid to our named executive officers are tax deductible by the company. The committee designated Messrs. Turner, Ball, Lacy, Loadman and McCurrie as participants in the 2011 Cash Bonus Program and set the performance objective for 2011 at $1.76 of adjusted diluted EPS of the company’s common stock, which the committee believed was the minimum performance level at which any bonus would be warranted. The committee also determined the maximum bonus for each participant in the event that the performance objective was obtained as set forth in the following table:

Participant	Maximum Bonus
Mr. Turner	$1,500,000
Mr. Ball	$1,000,000
Mr. Lacy	$1,000,000
Mr. Loadman	$1,000,000
Mr. McCurrie	$1,000,000

If the performance objective is achieved, maximum bonuses are funded and the committee determines the actual amount of the award under the 2011 Cash Bonus Program by reference to the company’s performance in relation to the EPS and value creation targets contained in the senior management corporate incentive plan described below, the participant’s performance and any other factors it considers relevant. The committee does not have the discretion to increase the amount of any bonus to be paid under the 2011 Cash Bonus Program above the maximum bonus. For 2011, the performance objective was achieved and the maximum bonuses were funded and the committee exercised its discretion to reduce bonuses from the maximum bonus amounts based on company financial and individual performance.

In addition to the 2011 Cash Bonus Program established pursuant to the LTIP, the committee has approved and the board has ratified cash/bonus incentive plans for the company, including a senior management corporate incentive plan, which we refer to as our corporate plan, and value creation plans, which we refer to as our business unit plans. In addition to the corporate plan, Mr. Loadman also participates in the railroad and utility products business unit plan and Mr. McCurrie also participates in the global carbon materials and chemicals business unit plan.

Our corporate plan and our business unit plans are funded based on a combination of the company’s actual consolidated EPS and value creation measured at the consolidated company level and at business unit levels compared to targeted levels established at the beginning of each year. EPS is calculated in accordance with generally accepted accounting principles and is adjusted by the committee in its discretion to account for certain extraordinary items. Value creation, which is not a financial measure defined under generally accepted accounting principles, is defined as the amount of our earnings (before interest and taxes), adjusted by the committee in its discretion to account for certain extraordinary items, that exceeds a pre-defined level of return on invested capital. To calculate the predefined level, we multiply the value of the assets invested in the business unit by 15 percent, which is our assumed cost of capital. In 2011, EPS and value creation goals were developed using the 2011 budget targets approved by the company’s board of directors at the beginning of 2011.

Funding of Annual Cash Incentive/Bonus Pools

At the beginning of the year, the committee approves a threshold, target and maximum performance level for EPS and value creation for the corporate plan and a threshold, target and maximum performance level for value creation for each of the business unit plans. The threshold, target and maximum levels are used in determining the funded pool in each of the plans. The level of funding of the pools will range from 50 percent of target if threshold performance is achieved up to 150 percent of target if maximum performance is achieved. Actual results achieved in between the threshold and target and the target and maximum are interpolated.

For 2011, the corporate plan provided that for Mr. Turner, Mr. Ball and Mr. Lacy, 60 percent of the pool would be funded by EPS performance, and 40 percent would be funded by corporate value creation. For Mr. Loadman and Mr. McCurrie, 25 percent of their respective annual cash bonus/incentive potential was allocated to EPS performance as measured under the corporate plan. The other 75 percent of Mr. Loadman’s and Mr. McCurrie’s annual cash bonus/incentive potential was allocated to value creation under the railroad and utility products business unit plan and the global carbon materials and chemicals business unit plan, respectively. The total amount of the pool potentially available for cash bonus/incentive distribution for 2011 performance was established early in 2011 based on a range of EPS and value creation as set forth in the following table:

EPS	Performance	% of Target	Value Creation	Performance	% of Target
Maximum	$2.94	120%	Maximum	$67,094,400	120%
Actual	$2.74	112%	Actual	$63,797,000	114%
Target	$2.45	100%	Target	$55,912,000	100%
Threshold	$1.96	80%	Threshold	$44,729,600	80%

For 2011, the company actually achieved adjusted EPS of $2.74 per share, as compared to $2.32 per share for 2010, and value creation of $63.8 million, as compared to value creation of $53.7 million for 2010. Therefore, the corporate plan achieved 112 percent of target EPS and 114 percent of target value creation. The level of funding of the corporate plan pool ranges from 50 percent of target payout if threshold performance of 80 percent of target is achieved up to 150 percent of target payout if maximum performance of 120 percent of target is achieved. Based on the 2011 results, the pool for the corporate plan would have been funded at 132 percent of target, however, the committee considered other financial and operational metrics on a corporate basis not directly considered in the plan and exercised its discretion to reduce the pool to 110 percent of target, which included $1,307,535 allocated to Messrs. Turner, Ball, Lacy, Loadman and McCurrie in accordance with the 2011 Cash Bonus Program.

Mr. Loadman had the remaining 75 percent of his annual cash bonus/incentive potential allocated to our railroad and utility products business unit plan. The total amount of the pool potentially available for distribution under the railroad and utility products business unit plan was established early in 2011 based on a range of value creation as set forth in the following table:

Value Creation	Performance	% of Target
Maximum	$21,501,600	120%
Actual	$20,159,000	113%
Target	$17,918,000	100%
Threshold	$14,334,400	80%

In 2011, the railroad and utility products business unit plan actually achieved value creation of $20.2 million, as compared to value creation of $9.6 million for 2010. Therefore, the railroad and utility products business unit plan achieved 113 percent of target value creation. The level of funding of the railroad and utility products business unit plan pool ranges from 50 percent of target payout if threshold performance of 80 percent of target is achieved up to 150 percent of target payout if maximum performance of 120 percent of target is achieved. Based on the 2011 results, the pool for the railroad and utility products business unit plan was funded at 131 percent of target, which included $124,151 allocated to Mr. Loadman in accordance with the railroad and utility products business unit plan.

Mr. McCurrie had the remaining 75 percent of his annual cash bonus/incentive potential allocated to our global carbon materials and chemicals business unit plan. The total amount of the pool potentially available for distribution under the global carbon materials and chemicals business unit plan was established early in 2011 based on a range of value creation as set forth in the following table:

Value Creation	Performance	% of Target
Maximum	$58,884,400	122%
Actual	$49,339,000	103%
Target	$48,097,000	100%
Threshold	$37,309,600	78%

In 2011, the global carbon materials and chemicals business unit plan actually achieved value creation of $49.3 million, as compared to value creation of $47.1 million for 2010. Therefore, the global carbon materials and chemicals business unit plan achieved 103 percent of target value creation. The level of funding of the global carbon materials and chemicals business unit plan pool ranges from 50 percent of target payout if threshold performance of 78 percent of target is achieved up to 150 percent of target payout if maximum performance of 122 percent of target is achieved. Based on the 2011 results, the pool for the global carbon materials and chemicals business unit plan was funded at 108 percent of target, however, the committee considered other financial and operational metrics for the global carbon materials and chemicals business unit not directly considered in the plan and exercised its discretion to reduce the pool to 69 percent of target, which included $147,750 allocated to Mr. McCurrie in accordance with the global carbon materials and chemicals business unit plan.

Determination of Payouts

Once the amount of each pool was determined, 40 percent of each funded pool was distributed automatically on a pro rata basis to each participant in the relevant plan, including but not limited to the named executive officers, in accordance with each participant’s salary level and target bonus percentage.

The remaining 60 percent of each funded pool was allocated to the participants of that plan by the chief executive officer (with respect to the participants other than himself, including but not limited to the named executive officers) and by the committee (with respect to the chief executive officer) based on subjective review of the participants’ individual performance against certain pre-established goals, including safety, health and environmental performance, business results, quality and productivity improvement, customer satisfaction and strategic growth objectives, as further discussed below. The committee reviewed and approved the allocations made by the chief executive officer with respect to the named executive officers other than the chief executive officer. The committee did not assign a specific weight to any of the factors. Rather the committee evaluated the factors as a whole and made a subjective determination of the amount of bonus to pay. The following is a discussion of how these amounts were determined.

Subjective Portion of Mr. Turner’s 2011 Annual Cash Bonus/Incentive.

As our chief executive officer, Mr. Turner is a corporate level employee and as a result, the committee considered the metrics established under the corporate plan in determining Mr. Turner’s actual bonus paid under the 2011 Cash Bonus Program. The committee met in executive session at the beginning of 2011 to discuss and agree upon the goals and objectives for Mr. Turner. After the end of the year, the committee met in executive session again to review Mr. Turner’s performance compared to his pre-established goals, his contributions to the company’s performance and other leadership accomplishments. The factors considered by the committee in determining the amount of the annual cash bonus/incentive awarded to Mr. Turner for 2011 performance included his:

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leadership in providing the highest standards of continuous improvement on safety, health and environmental performance throughout the company while maintaining a strong focus on compliance and the company’s code of ethics;

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strong leadership of the company in 2011, which was evidenced by the continued strong financial performance of the company: consolidated sales for 2011 were the company’s highest in its 23-year history;

•	proven ability to identify, evaluate, select and prudently act upon appropriate business growth and acquisition opportunities;

•	vision to enhance the strategic planning process which resulted in improved actions around future sales and profit growth opportunities;

•	ability to attract and retain an excellent management team with a strong global business culture.

Based on the company’s financial performance and Mr. Turner’s individual performance, the committee approved the amount of cash bonus/incentive to pay to Mr. Turner, which was equal to 106% of target.

Subjective Portion of Mr. Ball’s 2011 Annual Cash Bonus/Incentive

As chief financial officer, Mr. Ball is a corporate level employee and as a result, the committee considered the metrics established under the corporate plan in determining Mr. Ball’s actual bonus paid under the 2011 Cash Bonus Program.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash bonus/incentive awarded to Mr. Ball for 2011 performance included his:

•	efforts to standardize financial processes throughout the company’s global operations;

•	guidance over ensuring that the company was positioned to finance growth projects globally while balancing the cost of capital with the flexibility of structure;

•	leadership in the review of our global risk profile and the evaluation and implementation of various risk mitigation strategies;

•	involvement in the strategic planning process to identify future growth initiatives and provide decision support analysis for merger and acquisition activities;

•	role in the effective management of investor relations.

Based on the company’s financial performance and Mr. Ball’s individual performance, our chief executive officer recommended the amount of the cash bonus/incentive to pay to Mr. Ball and the committee approved the recommended amount, which was equal to 108% of target.

Subjective Portion of Mr. Lacy’s 2011 Annual Cash Bonus/Incentive.

As senior vice president, administration, general counsel and secretary, Mr. Lacy is a corporate level employee and as a result, the committee considered the metrics established under the corporate plan in determining Mr. Lacy’s actual bonus paid under the 2011 Cash Bonus Program.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash bonus/incentive awarded to Mr. Lacy for 2011 performance included his:

•	oversight of the development of safety, health and environmental best practices throughout our global operations;

•	direction of efforts to implement Responsible Care (RC14001) and to meet all associated 2011 milestones;

•	continuing ability to manage the legal organization in 2011 to mitigate legal exposure and reduce regulatory risks faced by the company and to resolve major lawsuits in an effective manner;

•	direction of employee and leadership development programs conducted throughout the organization;

•	leadership and guidance of efforts during evaluation of various acquisition opportunities.

Based on the company’s financial performance and Mr. Lacy’s individual performance, our chief executive officer recommended the amount of the cash bonus/incentive to pay to Mr. Lacy and the committee approved the recommended amount, which was equal to 107% of target.

Subjective Portion of Mr. Loadman’s 2011 Annual Cash Bonus/Incentive.

As vice president and general manager, railroad and utility products and services, Mr. Loadman was eligible to receive an annual cash bonus/incentive under the 2011 Cash Bonus Program. In 2011, Mr. Loadman’s annual cash bonus/incentive potential was based 25 percent on EPS results as measured by the corporate plan and 75 percent on value creation results as measured by the railroad and utility products business unit plan.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash bonus/incentive awarded to Mr. Loadman for 2011 performance included his:

•	role in improving safety and environmental performance for 2011;

•	strong leadership of operations in the railroad and utility products unit which resulted in year over year sales growth of 13 percent;

•	involvement in the successful integration of the rail joint bar business of Portec Rail Products, Inc., which we acquired in December 2010;

•	role in the successful negotiation of long-term agreements with strategic railroad customers;

•	efforts in successfully expanding the company’s creosote/borate treating capability.

Based on the company’s financial performance and Mr. Loadman’s individual performance, our chief executive officer recommended the amount of the cash bonus/incentive to pay to Mr. Loadman and the committee approved the recommended amount, which was equal to 114% of target.

Subjective Portion of Mr. McCurrie’s 2011 Annual Cash Bonus/Incentive.

As senior vice president, global carbon materials and chemicals, Mr. McCurrie was eligible to receive an annual cash bonus/incentive under the 2011 Cash Bonus Program.

In 2011, Mr. McCurrie’s annual cash bonus/incentive potential was based 25 percent on EPS results as measured by the corporate plan and 75 percent on value creation results as measured by the global carbon materials and chemicals business unit plan.

The individual factors considered by our chief executive officer in recommending and the committee in approving the amount of the annual cash bonus/incentive awarded to Mr. McCurrie for 2011 performance included his:

•	role in improving safety, health and environmental performance for 2011;

•	involvement in the implementation of a new strategic planning process that resulted in improved actions around future sales and profit growth;

•	strong leadership of global operations in the carbon materials and chemicals unit which resulted in year over year sales and profit growth;

•	efforts in finalizing a memorandum of understanding for a Chinese expansion opportunity that offers opportunity for incremental business unit growth;

•	role in the successful negotiation of new long-term agreements with strategic customers.

Based on the company’s financial performance and Mr. McCurrie’s individual performance, our chief executive officer recommended the amount of the cash bonus/incentive to pay to Mr. McCurrie and the committee approved the recommended amount, which was equal to 107% of target.

For the corporate plan and the business unit plans, the full amount of the annual cash bonus/incentive for each named executive officer as described above is reported in the non-equity incentive plan compensation column of the Summary Compensation Table.

Long-Term Equity Incentives.  In February 2011, the committee granted performance-based restricted stock units, stock options, and time-based restricted stock units to certain key executives, including the named executive officers. Each long-term incentive vehicle is intended to serve a different purpose, and, when combined, we believe that the total mix will result in a balanced long-term equity incentive program.

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Performance-based restricted stock units are intended to focus participants on long-term operating performance, as measured by cumulative value creation typically over a three-year period, however, the committee elected to base the awards granted in 2011 on a two-year performance period from January 1, 2011 to December 31, 2012 and a three-year vesting period. The committee selected a two-year performance measurement period for the 2011 performance-based restricted stock unit awards because the committee believed that despite improvement in the global economy, continued volatility and uncertainty in both the global economy and global markets made the selection of a meaningful value creation target over a three-year period less appropriate as a measure. The performance-based restricted stock units granted in 2011 will vest, if at all, on February 22, 2014 provided the participant continues in service until that date and based on a range of value creation achieved over the performance period set forth in the following table:

Value Creation	Performance	% of Target
Maximum	$137,544,000	120%
Target	$114,620,000	100%
Threshold	$91,696,000	80%

The number of shares actually awarded will range from 50 percent of target if threshold performance is achieved up to 150 percent of target if maximum performance is achieved. The aggregate grant date fair value of the performance-based restricted stock units for all named executive officers at target is equal to $1.5 million for the awards granted in 2011.

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Stock options are intended to align shareholder and management interests by providing a reward based solely on stock price appreciation. In February 2011, the committee approved stock options to be granted to the named executive officers three business days after the fiscal year 2010 earnings release (February 22, 2011) with an exercise price set at the closing price of our common stock on the NYSE on that day. The aggregate grant date fair value of the stock option awards granted in 2011 to all named executive officers is equal to $0.9 million.

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Time-based restricted stock units are intended to help to retain participants (some of whom are currently eligible for retirement), as well as to help attract the next generation of our senior management. The time-based restricted stock units granted in 2011 will vest on February 22, 2014, if the named executive officer to whom they were granted is still employed by us at that time. The aggregate grant date fair value of the time-based restricted stock units for all named executive officers is equal to $0.6 million for awards granted in 2011.

Once the total dollar value of the awards was determined for each named executive officer, the actual number of performance-based restricted stock units, stock options and time-based restricted stock units was determined as follows: 30 percent of the total dollar value was allocated to the stock option portion of the award, 20 percent of the total dollar value was allocated to the time-based restricted stock unit portion of the award and 50 percent of the total dollar value was allocated to the performance-based restricted stock unit portion of the award. The committee then used the closing price of our common stock on the NYSE on the grant date to determine the number of performance-based restricted stock units awarded and the number of time-based restricted stock units awarded. To determine the number of stock options awarded, the committee divided the total dollar value attributed to the stock option portion of the award by the estimated fair value of the stock options on the date of grant, which was determined in accordance with the Black-Scholes valuation method.

The granting of a combination of stock options, restricted stock units and performance stock units falls within the range of peer group practices and has a strong performance orientation. Our long-term incentive mix is more heavily weighted towards performance-based incentive awards than peer group average practice: our long-term mix for our named executive officers as noted above was 30 percent stock options, 20 percent time-based restricted stock units and 50 percent performance-based awards, compared to our peer group average for the named executive officers of 35 percent stock options, 30 percent time-based restricted stock units and 35 percent performance-based awards.

Payout of the 2009-2011 Performance-Based Restricted Stock Units

On December 31, 2011, the three-year performance period ended for the performance-based restricted stock units awarded in 2009. The cumulative value creation threshold for these awards was $156.8 million over the three-year period. The actual cumulative value creation certified by the committee for the three-year period was $164 million, which meant that the actual number of performance-based shares earned and issued was 59.5 percent of the target share amount.

Payout of the 2010-2011 Performance-Based Restricted Stock Units

On December 31, 2011, the two-year performance period ended for the performance-based restricted stock units awarded in 2010. The cumulative value creation threshold for these awards was $105.8 million over the two-year period. The actual cumulative value creation certified by the committee for the two-year period was $117.9 million, which meant that the actual number of performance-based shares earned was 128.2 percent of the target share amount. These earned shares are subject to an additional one-year service vesting period until the third anniversary of the grant date, during which time our named executive officers continue to be exposed to changes in our stock price.

Retirement Benefits.  Prior to 2007, we maintained a qualified defined benefit pension plan for U.S. salaried employees that provided for a retirement benefit annuity based on final average pay and years of service. We also maintain a defined contribution plan that permits U.S. salaried employees to contribute up to 20 percent of pay, subject to applicable limits for 401(k) plans. We match 50 percent of salaried employee contributions up to six percent. In addition, we maintain two non-qualified excess defined benefit plans for certain U.S. highly-paid employees, which are described on page 54 below. Effective December 31, 2006, we made significant changes in our retirement benefits for our U.S. employees by freezing the qualified and non-qualified defined benefit plans in which U.S. salaried employees and certain highly-paid U.S. employees, respectively, participate. No new salaried participants are permitted in these plans after December 31, 2006, and no further benefits will accrue for U.S. salaried employees after December 31, 2006. In 2007, in light of the freezing of benefits under our qualified defined benefit plan, we decided to provide a uniform non-elective employer contribution to U.S. salaried employees, which is also described in detail in the “2006 Freeze of Pension Plan, SERP I and SERP II” section below. In addition, in 2007, we approved a supplemental benefit plan, which we refer to as the benefit restoration plan, to restore employer non-elective contributions lost by certain U.S. highly-paid employees, including the named executive officers, in our defined contribution plan under U.S. tax law. Beginning in 2009, we amended our defined contribution plan and our benefit restoration plan to remove the automatic employer non-elective contribution feature. Instead, we may decide each plan year whether to make employer discretionary contributions for the plan year and the amount of any such contribution. Employer discretionary contributions were made for 2011 and are included in the tables below.

Perquisites and Other Benefits.  We provide a limited number of perquisites and other benefits to certain of our named executive officers, which include club dues, executive physicals, certain amounts attributable to our survivor benefit plan and gross-ups in the case of four of our named executive officers in the amounts of $3,291, $1,598, $1,575 and $1,246 relating to our supplemental executive retirement plan. Additional details of the perquisites and other benefits we provide are more fully described in the footnotes to the Summary Compensation Table below.

We provide these perquisites and other benefits to promote a healthy work/life balance and provide opportunities for developing business relationships. We believe they are important to our ability to attract and retain top-quality executive talent and are consistent with those provided to executives at other companies comparable to us. The costs associated with providing these benefits for our named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table below on page 48.

Our named executive officers also participate in the same standard salaried benefit plans as our other U.S. salaried employees. This includes a basic welfare benefits package consisting of medical, dental, vision, life and disability insurance and accident insurance plans, as well as flexible spending arrangements for health care, dependent care and transportation expenses.

Contracts.  We generally use contractual arrangements where appropriate to assist in our recruitment and retention of our named executive officers. We have entered into employment agreements with Mr. Lacy and Mr. McCurrie. In addition, we have entered into change in control agreements with each of Mr. Turner, Mr. Ball and Mr. Loadman. Each of these agreements is described in the “Potential Payments upon Termination or Change in Control” section beginning on page 56 below.

Stock Ownership Requirements for Our Named Executive Officers

The committee and our board of directors have approved stock ownership requirements. The requirements apply to selected members of the management team, including all of the named executive officers. The committee and our board of directors have also approved stock ownership guidelines, which apply to our non-employee directors, as described more fully below under “Stock Ownership Guidelines for Non-Employee Directors.” The stock ownership requirements were designed to achieve the following objectives:

•	demonstrate our commitment to and confidence in the company’s long-term prospects;

•	align our interests with those of our shareholders;

•	support a long-term focus; and

•	quantify our expectations with regard to ownership of our stock.

Our ownership requirements as applied to members of the senior management team were revised by the committee in 2011. The revised stock ownership requirements require members of the management team to accumulate a specified number of shares expressed as the value of stock ownership as a percentage of base salary. The required stock ownership level is converted into a number of shares that is recalculated annually until the ownership requirement is achieved. Until the stock ownership level is achieved, members of the management team are required to retain 75 percent of the net profit shares received from exercising stock options, the vesting of time-based restricted stock units and performance-based restricted stock units (excluding shares used for the payment of taxes).

Position	Ownership Requirement Multiple of Base Salary
Chief Executive Officer	5x

Senior Vice President Chief Financial Officer Other Designated Vice President	3x

Other Elected Vice Presidents	2x

Shares owned outright by the executives and/or their spouses count toward meeting the requirements. Unvested restricted stock, unvested time-based restricted stock units, unvested performance-based restricted stock units and unexercised stock options do not count toward meeting the requirements.

Three of our named executive officers have achieved compliance with the target ownership level and the other two named executive officers continue to comply with the 75 percent retention ratio.

Policy on Derivative Transactions and Restrictions on Hedging Transactions

Our policy is that our employees, officers and directors are prohibited from trading in options, warrants, puts, and calls of our common stock; short sales of our common stock are also prohibited. Any hedging transactions contemplated by our employees, officers and directors with respect to our common stock require advance clearance by our corporate secretary.

Tax Considerations

Cash compensation, such as base salary or annual bonus/incentive, is taxable as ordinary income when earned, unless deferred under a company-sponsored deferral plan. Deferrals under tax-qualified plans, such as a 401(k) plan, do not affect the timing of our tax deduction. Deferrals under non-qualified plans, the adoption of which have been approved by the board of directors, will result in the deferral of our compensation deduction until such time as the cash compensation is paid to the employee.

The committee is aware of Section 162(m) of the tax code, which generally limits the deductibility of executive pay in excess of $1 million, and which specifies the requirements for the “performance-based” exemption from this limit. The committee generally tries to preserve the deductibility of compensation paid to the named executive officers when appropriate; for example, our stock option awards and performance-based restricted stock unit awards will generally qualify for the performance-based exemption and would therefore be deductible. The committee nevertheless may authorize other compensation that might not be deductible if it believes doing so is in the best interests of our shareholders; for example time-based restricted stock units. Therefore, a portion of compensation may not be deductible under Section 162(m) of the tax code.

Accounting Considerations

When reviewing preliminary recommendations and in connection with approving the terms of a given incentive plan period, management and the committee review and consider the accounting implications of a given award, including the estimated expense and impact on EPS.

Summary Compensation Table

The following table shows the compensation of all individuals who served at any time during 2011 as either our principal executive or principal financial officers, together with our three most highly compensated officers, who were serving as executive officers as of December 31, 2011 (other than our principal executive or principal financial officers). We refer to the five executives below as our “named executive officers.”

Name and Principal Position	Year	Salary		Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)		All Other Compensation (3)		Total
Walter W. Turner President and Chief Executive Officer	2011 2010 2009	$726,253 685,000 640,000		$	— — 250,411	$980,009 672,012 672,005	$418,164 287,690 288,454	$558,000 525,000 109,589		$187,687 199,023 130,791	$416,032 138,755 45,966	(4)	$3,286,145 2,507,480 2,137,216

Leroy M. Ball Vice President and Chief Financial Officer	2011 2010	$326,250 105,000	(6)	$	— —	$275,620 45,720	$117,608 24,550	$187,000 26,000	$	— —	$33,696 3,150	(5)	$940,174 204,420

Steven R. Lacy Senior Vice President, Administration, General Counsel and Secretary	2011 2010 2009	$348,996 336,537 326,160		$	— — 109,044	$297,481 228,313 228,320	$126,940 97,747 98,000	$200,000 195,000 40,956		$42,175 40,137 27,120	$155,047 38,489 22,724	(7)	$1,170,639 936,223 852,324

Thomas D. Loadman Vice President and General Manager, Railroad and Utility Products and Services, Koppers Inc.	2011 2010 2009	$270,171 263,247 258,000		$	— — 75,974	$231,898 120,999 121,012	$98,945 51,801 51,940	$165,535 50,000 72,839		$229,990 217,155 153,920	$218,634 50,676 12,180	(8)	$1,215,173 753,878 745,865

Brian H. McCurrie Senior Vice President, Global Carbon Materials & Chemicals, Koppers Inc.	2011 2010 2009	$350,061 330,252 315,996		$	— — 110,320	$293,133 221,203 221,194	$125,069 94,695 94,948	$197,000 195,000 39,680		$15,291 13,674 8,163	$119,391 35,706 21,772	(9)	$1,099,945 890,530 812,073

(1)	The amount shown in this column represents the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers based upon the probable outcome of the performance conditions as of the grant date. The maximum value of the performance-based restricted stock units assuming the highest level of performance conditions is $1,050,001 for Mr. Turner, $295,307 for Mr. Ball, $318,738 for Mr. Lacy, $248,444 for Mr. Loadman and $314,088 for Mr. McCurrie. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 6 of the consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2011 and December 31, 2010 and in note 7 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2009.

(2)	The amount disclosed in this column represents (i) the amount of increase in the present value of the executive’s accumulated pension benefit and (ii) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120 percent of the applicable federal long-term rate at the maximum rate payable under our Benefit Restoration Plan. Of the total amount disclosed for each named executive officer, the following amounts represent the increase in present value of accumulated benefit for 2011, 2010 and 2009, respectively: Mr. Turner: $187,598, $198,954 and $130,732; Mr. Lacy: $42,163, $40,128 and $27,112; Mr. Loadman: $229,975, $217,144 and $153,910; and Mr. McCurrie: $15,281, $13,667 and $8,157. The remainder of the amount reported in this column for each named executive officer for 2011, 2010 and 2009, respectively, represents the above-market interest on deferred compensation.

(3)	The full amount of “all other compensation” disclosed for each named executive officer other than Mr. Ball includes an amount based on accrued accounts attributed to such named executive officer’s benefit pursuant to the Survivor Benefit Plan rather than our out-of-pocket expenses attributed to the plan. The amounts included with respect to each named executive officer’s benefit pursuant to the Survivor Benefit Plan are as follows: $264,172 for Mr. Turner; $118,263 for Mr. Lacy; $164,794 for Mr. Loadman; and $81,808 for Mr. McCurrie. The expense associated with the Survivor Benefit Plan is calculated by determining the annual change in fair value of our liability for this benefit for accounting purposes. In 2011, we revised this calculation to reflect current rates of interest.

(4)	The full amount of “all other compensation” disclosed for Mr. Turner in 2011 ($416,032) includes perquisites and other personal benefits in the amount of $290,346 consisting of club dues, parking, home internet service, and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2011 in the amount of $119,963.

(5)	The full amount of “all other compensation” disclosed for Mr. Ball in 2011 ($33,696) includes perquisites and other personal benefits in the amount of $15,778 consisting of club dues and imputed income from group term life insurance, and qualified defined contribution plan contributions for 2011 in the amount of $17,918.

(6)	Represents Mr. Ball’s salary for the period beginning September 1, 2010, Mr. Ball’s hire date, through December 31, 2010.

(7)	The full amount of “all other compensation” disclosed for Mr. Lacy in 2011 ($155,047) includes perquisites and other personal benefits in the amount of $128,953 consisting of club dues, a physical and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2011 in the amount of $23,670.

(8)	The full amount of “all other compensation” disclosed for Mr. Loadman in 2011 ($218,634) includes perquisites and other personal benefits in the amount of $167,120 consisting of club dues, a physical, imputed income from group term life insurance and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2011 in the amount of $36,165.

(9)	The full amount of “all other compensation” disclosed for Mr. McCurrie in 2011 ($119,391) includes perquisites and other personal benefits in the amount of $93,314, consisting of club dues and an amount attributed to the Survivor Benefit Plan as described in footnote 3 above; and qualified defined contribution plan contributions for 2011 in the amount of $23,702.

2011 Grants of Plan Based Awards Table

As further described in the “Compensation Discussion and Analysis” section above, the following table shows the details concerning the potential amounts payable to each named executive officer for performance during 2011 under the pools established pursuant to our annual cash bonus/incentive plans. The table below also reflects performance-based restricted stock unit awards, stock option awards and time-based restricted stock unit awards granted to each named executive officer during 2011 under our amended and restated 2005 Long Term Incentive Plan. The actual amounts paid to each named executive officer are included in the “Summary Compensation Table” above.

Name	Form of Award (1)	Grant Date	Date Management, Development and Compensation Committee Took Action to Grant Award	Estimated Potential 2011 Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Walter W. Turner	Annual Cash Bonus/Incentive Award			262,500	525,000	787,500
	Performance-based RSU Award	2/22/2011	2/14/2011				8,694	17,387	26,081				$700,001
	Time-based RSU Award	2/22/2011	2/14/2011							6,955			280,008
	Option Award	2/22/2011	2/14/2011								21,689	$40.26	418,164

Leroy M. Ball	Annual Cash Bonus/ Incentive Award			86,625	173,250	259,875
	Performance-based RSU Award	2/22/2011	2/14/2011				2,445	4,890	7,335				$196,871
	Time-based RSU Award	2/22/2011	2/14/2011							1,956			78,749
	Option Award	2/22/2011	2/14/2011								6,100	$40.26	117,608

Steven R. Lacy	Annual Cash Bonus/ Incentive Award			93,500	187,000	280,500
	Performance-based RSU Award	2/22/2011	2/14/2011				2,639	5,278	7,917				$212,492
	Time-based RSU Award	2/22/2011	2/14/2011							2,111			84,989
	Option Award	2/22/2011	2/14/2011								6,584	$40.26	126,940

Thomas D. Loadman	Annual Cash Bonus/ Incentive Award			72,875	145,750	218,625
	Performance-based RSU Award	2/22/2011	2/14/2011				2,057	4,114	6,171				$165,630
	Time-based RSU Award	2/22/2011	2/14/2011							1,646			66,268
	Option Award	2/22/2011	2/14/2011								5,132	$40.26	98,945

Brian H. McCurrie	Annual Cash Bonus/ Incentive Award			92,125	184,250	276,375
	Performance-based RSU Award	2/22/2011	2/14/2011				2,601	5,201	7,802				$209,392
	Time-based RSU Award	2/22/2011	2/14/2011							2,080			83,741
	Option Award	2/22/2011	2/14/2011								6,487	$40.26	125,069

(1)	The material terms of the awards reflected in this column are provided in the “Compensation, Discussion and Analysis — 2011 Compensation” section above under the heading “Annual Cash Bonus/Incentive” and “Long-Term Equity Incentives.”

(2)	The amounts shown in these columns represent the threshold, target and maximum payouts in 2011 pursuant to our senior management corporate incentive plan or the applicable business unit plan with respect to each named executive officer. The committee has the discretion to supplement, reduce or modify the actual amounts awarded, as further described in “-Committee Discretion” and “-2011 Compensation — Annual Cash Bonus/Incentive.” With respect to the 2011 Annual Cash Bonus Plan, the committee has no discretion to increase the annual cash bonus/incentive awarded to the named executive officers above the maximum amount of $1.5 million, in the case of Mr. Turner, and $1.0 million, in the case of Messrs. Ball, Lacy, Loadman and McCurrie.

(3)	Unvested time-based restricted stock units and performance-based restricted stock units granted under our long-term incentive plan are entitled to dividends at the same rate as those paid, if at all, to holders of our common stock which are converted annually into additional time-based restricted stock units or performance-based restricted stock units, respectively, that vest on the same schedule as the underlying award. We call these dividend equivalent units.

(4)	The option awards will vest on the third anniversary of the grant date and have a maximum term of 10 years.

(5)	The amounts shown in this column represent the aggregate grant date fair value of time-based restricted stock units and stock options granted to our named executive officers in 2011 computed in accordance with FASB ASC Topic 718 and the value of performance-based restricted stock units granted to our named executive officers in 2011 based upon the probable outcome of the performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year-End 2011

The table below provides information concerning unvested restricted stock units and unexercised options held by each named executive officer at December 31, 2011.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercis- able (1)(#)	Number of Securities Underlying Unexercised Options Unexercis- able (2)(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)(#)	Market Value of Shares or Units of Stock That Have Not Vested (4)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (4)(6)($)
Walter W. Turner	5/8/2007	16,300		$29.97	5/7/2017
	2/25/2008	13,470		39.99	2/24/2018
	2/20/2009		46,600	15.26	2/19/2019
	2/22/2010		20,832	28.10	2/21/2020
	2/22/2011		21,689	40.26	2/21/2021
						69,166	$2,376,544	8,693	$298,691

Leroy M. Ball	8/31/2010		2,500	$20.00	8/30/2020
	2/22/2011		6,100	40.26	2/21/2021
						1,956	$67,208	2,445	$84,010

Steven R. Lacy	5/8/2007	7,400		$29.97	5/7/2017
	2/25/2008	5,814		39.99	2/24/2018
	2/20/2009		15,832	15.26	2/19/2019
	2/22/2010		7,078	28.10	2/21/2020
	2/22/2011		6,584	40.26	2/21/2021
						23,246	$798,733	2,639	$90,676

Thomas D. Loadman	5/8/2007	3,900		$29.97	5/7/2017
	2/25/2008	3,091		39.99	2/24/2018
	2/20/2009		8,391	15.26	2/19/2019
	2/22/2010		3,751	28.10	2/21/2020
	2/22/2011		5,132	40.26	2/21/2021
						12,848	$441,457	2,057	$70,679

Brian H. McCurrie	5/8/2007	6,500		$29.97	5/7/2017
	2/25/2008	5,364		39.99	2/24/2018
	2/20/2009		15,339	15.26	2/19/2019
	2/22/2010		6,857	28.10	2/21/2020
	2/22/2011		6,487	40.26	2/21/2021
						22,556	$775,024	2,600	$89,336

(1)	The stock options granted in 2007 vested on May 8, 2010 and the stock options granted in 2008 vested on February 25, 2011.

(2)	The stock options granted in 2009 vested on February 20, 2012, the stock options granted in 2010 will vest on February 22, 2013 and the stock options granted in 2011 will vest on February 22, 2014.

(3)	The amounts shown in this column reflect the aggregate number of unvested time-based restricted stock units awarded in 2009, 2010 and 2011, and the number of earned (as of December 31, 2011) performance-based restricted stock units awarded in 2009 and 2010, and related dividend equivalent units. The 2009 awards and related dividend equivalent units vested on February 20, 2012. The performance criteria for the two-year performance period of 2010 through 2011 was satisfied with respect to the 2010 performance-based restricted stock unit awards, but vesting of these awards remains subject to an additional one-year service requirement. These earned performance-based restricted stock units, as well as the time-based restricted stock units and related dividend equivalent units, are scheduled to vest on the third anniversary of the date of grant, as summarized below.

Name	Grant Date	# of Unvested Shares	Vesting Date
Walter W. Turner	2/20/2009	32,943	2/20/2012
	2/22/2010	29,268	2/22/2013
	2/22/2011	6,955	2/22/2014

Leroy M. Ball	2/22/2011	1,956	2/22/2014

Steven R. Lacy	2/20/2009	11,192	2/20/2012
	2/22/2010	9,943	2/22/2013
	2/22/2011	2,111	2/22/2014

Thomas D. Loadman	2/20/2009	5,932	2/20/2012
	2/22/2010	5,270	2/22/2013
	2/22/2011	1,646	2/22/2014

Brian H. McCurrie	2/20/2009	10,842	2/20/2012
	2/22/2010	9,634	2/22/2013
	2/22/2011	2,080	2/22/2014

(4)	The amounts shown in this column represent the market value of these stock awards and related dividend equivalent units based on a closing market price of $34.36 per share on December 30, 2011, the last trading day in 2011.

(5)	The amounts shown in this column reflect the aggregate minimum number of unvested performance-based restricted stock units awarded in 2011, and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2011 awards. The actual number may be more depending on the company’s performance during the applicable two- year performance period. The 2011 performance-based restricted stock unit grants and related dividend equivalent units are scheduled to vest, if at all, on February 22, 2014, provided that the company has achieved a cumulative value creation threshold of $92 million and the participant remains in our service until February 22, 2014.

(6)	The amounts shown in this column reflect the minimum aggregate payout value of unvested performance-based restricted stock units awarded in 2011 and include related dividend equivalent units. For purposes of determining the amounts shown in this column, we assumed achievement of threshold performance goals with respect to the 2011 awards. The actual number may be more depending on the company’s performance during the applicable two- year performance period.

2011 Option Exercises and Stock Vested

The table below sets forth information concerning the vesting of a portion of restricted stock units held by the named executive officers during 2011. None of the named executive officers exercised any stock options during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Walter W. Turner	3,918	$158,914

Steven R. Lacy	1,691	$68,587

Thomas D. Loadman	899	$36,463

Brian H. McCurrie	1,560	$63,274

(1)	The amounts in this column represent the number of shares acquired upon the vesting of time-based restricted stock units on February 25, 2011 multiplied by the closing stock price of $40.56 on the vesting date. Amounts included do not deduct any taxes paid by the named executive officers in connection with the vesting of the restricted stock units.

2011 Pension Benefits

The table below sets forth information as of December 31, 2011, with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. None of our named executive officers received any payments during 2011 under any of these plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Walter W. Turner	Retirement Plan for Koppers Inc.	37.58	$837,693
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	37.58	1,887,648
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	35.00	3,566,930

			$6,292,271

Steven R. Lacy	Retirement Plan for Koppers Inc.	5.50	$120,105
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	5.50	69,375
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	5.50	98,165

			$287,645

Thomas D. Loadman	Retirement Plan for Koppers Inc.	27.58	$697,796
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	27.58	235,300
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	27.58	892,489

			$1,825,585

Brian H. McCurrie	Retirement Plan for Koppers Inc.	3.25	$50,201
	Koppers Inc. Retirement Income Restoration Plan (SERP I)	3.25	27,732
	Koppers Inc. Supplemental Executive Retirement Plan II (SERP II)	3.25	10,592

			$88,525

Pension Plan

The named executive officers other than Mr. Ball are covered by the Retirement Plan of Koppers Inc. and Subsidiaries for Salaried Employees, which we refer to as the salaried plan. Prior to June 1, 2004, annual retirement benefits were computed at the rate of 1.2 percent of terminal salary (as defined below) not in excess of $16,000, plus 1.6 percent of terminal salary in excess of $16,000, all multiplied by years of credited service (as defined below). Other elected U.S. officers also participate in the salaried plan.

Terminal salary was determined based on the average annual salary (defined as salary plus 50 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of such credited service if less than five. Credited service included all accumulated service as a salaried employee except for any period of layoff or leave of absence. In 1998, we amended the salaried plan to provide a minimum pension equal to 1.2 percent of terminal salary multiplied by years of credited service up to 35 years reduced by any pension benefit paid by the pension plan of the former Koppers Company, Inc., now known as Beazer East, Inc. (“Old Koppers” for the period prior to December 29, 1988). For purposes of the minimum pension calculations, terminal salary was determined based on the average annual salary (defined as salary plus 75 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service, or during all years of credited service if less than five.

Effective June 1, 2004 we further amended the salaried plan. For credited service after May 31, 2004, annual retirement benefits are computed at the rate of one percent of terminal salary multiplied by years of credited service after May 31, 2004. Effective June 1, 2004 we also amended the definition of terminal salary to mean the average annual salary (defined as salary plus 100 percent of any incentive payments) for the five highest consecutive years of the last ten years of credited service or during all years of credited service if less than five.

Retirement Income Restoration Plan (SERP l)

Effective January 1, 1991, the board of directors established the Retirement Income Restoration Plan, which we refer to as SERP l, for participating elected U.S. officers, including the named executive officers other than Mr. Ball. SERP l pays an annual benefit equal to the difference between (i) the benefit a participant would receive under the salaried plan if not for the compensation limit imposed under the tax code and (ii) the benefit the participant actually receives under the salaried plan.

Supplemental Executive Retirement Plan (SERP II)

Effective December 1, 1997, the board of directors established the Supplemental Executive Retirement Plan, which we refer to as SERP II, for participating elected U.S. officers, including the named executive officers other than Mr. Ball. SERP II pays an annual benefit equal to two percent of final average pay multiplied by years of service up to 35 years, reduced by the sum of: (i) pension benefits received from us; (ii) pension benefits received from Old Koppers; (iii) benefits received under any other non-qualified retirement plan sponsored by us or Old Koppers; and (iv) one-half of any Social Security benefits.

Mr. Turner is currently eligible for early retirement under our salaried plan, SERP I and SERP II, with unreduced benefits. The eligibility standards for early retirement under the salaried plan and SERP I are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced five percent per year from age 65. The eligibility standards for early retirement under SERP II are 60 years of age with 25 years of service, in which case the benefits are unreduced, and 55 years of age with 10 years of service, in which case the benefits are reduced three percent per year from age 60.

2006 Freeze of Pension Plan, SERP I and SERP II

On November 2, 2006, our board of directors approved a freeze of our domestic qualified and corresponding non-qualified defined benefit plans for U.S. salaried employees. No U.S. salaried employee hired after December 31, 2006, will become a participant in the salaried plan or in SERP l or SERP ll and U.S. salaried employees will no longer accrue additional benefits under such plans after December 31, 2006. However, years of service will continue to accrue for vesting purposes and for purposes of eligibility for certain benefits under the plans, such as early retirement benefits. In light of freezing future benefit accruals under the qualified defined benefit plan, we provided to eligible U.S. salaried employees in 2007 and 2008 an annual employer non-elective contribution under the qualified defined contribution plan ranging from three percent to nine percent of compensation determined based on age and years of service. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2011. We continue to match contributions by U.S. salaried employees at an amount equal to 50 percent of the first six percent of compensation contributed by the employee.

Survivor Benefit Plan

The Survivor Benefit Plan provides a post-retirement survivor benefit to selected key employees, including our named executive officers other than Mr. Ball. The benefit payable under the plan equals three times the participant’s base salary at the time of retirement or $750,000, whichever is less. Benefits payable under this plan are reduced dollar-for-dollar by proceeds paid under our group life insurance plan. If the participant’s employment is terminated for any reason prior to retirement, the participant will be entitled to no benefits under the plan. No new participants have been approved for this plan since before 2008 and the committee does not currently intend to approve new participants going forward.

2011 Non-qualified Deferred Compensation

The table below sets forth information as of December 31, 2011, with respect to our Benefit Restoration Plan, a defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Registrant Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Balance at Last Fiscal Year End ($) (3)
Walter W. Turner	$90,563	$13,816	$358,342
Steven R. Lacy	8,970	1,592	39,829
Thomas D. Loadman	6,765	2,787	60,788
Brian H. McCurrie	9,002	1,447	37,047

(1)	The amounts shown in this column are reported as compensation in 2011 in the Summary Compensation Table.

(2)	The following amounts reported in this column are reported as compensation in 2011 in the Summary Compensation Table: Mr. Turner: $89, Mr. Lacy: $12, Mr. Loadman: $15, and Mr. McCurrie: $10.

(3)	The following amounts reported in this column were reported as compensation to the named executive officer in the Summary Compensation Table for previous years: Mr. Turner: $229,674, Mr. Lacy: $26,298, Mr. Loadman: $46,538 and Mr. McCurrie: $23,991.

Benefit Restoration Plan

On August 8, 2007, the board of directors approved (effective January 1, 2007) a non-qualified, deferred compensation plan for eligible, highly compensated employees, including our named executive officers, to replace certain contributions lost under the qualified defined contribution plan as a result of the compensation limits imposed under the tax code. Annually, the account of each participant is credited with a contribution equal to the difference between (a) the amount the participant would have received under the qualified defined contribution plan for such year but for tax code limits and

(b) the amount the participant actually received under the defined contribution plan for such year. Generally, amounts in a participant’s account vest according to the same schedule as contributions made under our qualified defined contribution plan. Accounts are credited with investment earnings based on an interest rate determined by our management development and compensation committee based, in part, on the Moody’s Corporate Bond Yield Average as of the preceding December 31. The interest rate for 2011 was 5.44 percent. Benefits will typically be paid upon a separation from service in five annual installments. In 2009, we amended the plan to remove the automatic employer non-elective contribution feature. Instead, we will decide each year whether to make employer discretionary contributions for the year and the amount of such contributions. We did make employer discretionary contributions for 2011.

Potential Payments upon Termination or Change in Control

The following information and related table set forth the details of the payments and benefits that would be provided to each named executive officer in the event that his employment is terminated with us for any reason including resignation, termination without cause, retirement, a constructive termination of the executive, a change in control or a change in the executive’s responsibilities.

Employment Agreements

We have entered into employment agreements with two of our named executive officers. The following discussion summarizes these agreements.

Brian H. McCurrie. We entered into an employment agreement with Mr. McCurrie in October 2003. The employment agreement, as amended in 2010, provides that Mr. McCurrie will serve as Senior Vice President, Global Carbon Materials & Chemicals. Mr. McCurrie’s employment agreement established an initial base salary, subject to annual adjustments, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

Mr. McCurrie’s employment agreement provides that in the event of termination by us other than for cause, Mr. McCurrie would be entitled to severance payments for two years, plus an additional amount based on the years of his service with us prior to termination. If Mr. McCurrie is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. McCurrie will be entitled to receive:

•	all of his accrued salary to the date of his termination;

•	a pro-rata bonus for the year in which his termination occurs;

•

a lump sum payment equal to two (or if less, the number of years until he reaches age 65) times the sum of his base salary plus the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination or the change in control (whichever is greater);

•	life, disability, accident and group health benefits for two years or until he receives comparable benefits from a third party;

•	reasonable legal fees and expenses incurred by Mr. McCurrie as a result of his termination; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which Mr. McCurrie would be entitled in the event he is terminated after a change in control will be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

The initial term of the agreement was from October 13, 2003 to October 13, 2005. The term of the agreement is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. McCurrie that such party does not wish to extend the term. As of March 28, 2012, neither party has advised the other party that such party does not wish to extend the term. If a change of control occurs during the term, the term shall continue for a period of not less than 24 months following the month in which such change of control occurred.

Steven R. Lacy. We entered into an employment agreement with Mr. Lacy in April 2002. The employment agreement provides that Mr. Lacy will serve as Vice President, General Counsel and Corporate Secretary. The initial term of the agreement was from April 5, 2002 through April 4, 2004. The term is automatically extended for one additional year unless notice is given 180 days in advance by us or Mr. Lacy that such party does not wish to extend the term. As of March 28, 2012, neither party has advised the other party that such party does not wish to extend the term. Mr. Lacy’s employment agreement established an initial base salary, subject to periodic review by our chief executive officer, and addressed additional initial compensation matters. The employment agreement provides for participation in our corporate senior management incentive pool and provides for participation in all of our benefits plans.

In the event of termination by us other than for cause, Mr. Lacy is entitled to receive the following payments:

•	all of his accrued salary to the date of his termination;

•	104 weeks of salary and benefits continuation;

•	an additional number of weeks of salary equal to the number of full years of service with us;

•	a lump sum severance payment equal to 50 percent of the amount awarded to him under certain bonus and incentive plans for the two years preceding the date of termination; and

•

a lump sum severance payment equal to the pro rata portion of all contingent awards granted under certain bonus and incentive plans then in effect for all uncompleted periods, taking certain assumptions into consideration.

If Mr. Lacy is terminated (other than for cause) within two years after the occurrence of a change in control, Mr. Lacy will be entitled to receive payments and benefits similar to those due to Mr. McCurrie and described above. The payments and benefits to which

Mr. Lacy would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Change in Control Agreements

We entered into change in control agreements with Mr. Turner and Mr. Loadman on October 20, 2005, and with Mr. Ball on September 1, 2011.

The change in control agreements (other than Mr. Ball’s agreement) were scheduled to expire on March 31, 2006. However, on March 21, 2006 the term of each change in control agreement was extended to May 31, 2006. On May 3, 2006, the board approved an amendment to the change in control agreements to convert the fixed expiration dates to one-year evergreen terms running from June 1 to May 31 of each year, provided that we preserve the right, in our discretion, to terminate any or all of the change in control agreements by providing notice of termination at least 90 days prior to the expiration of the then current term. This evergreen term is also applicable to Mr. Ball’s change in control agreement.

The change in control agreements set out benefits that become payable if one of the following events occurs within two years after a change in control has occurred:

•

the executive terminates his employment upon 30 days written notice after (i) being requested to relocate his primary office to a location greater than 50 miles from the then current primary office of the executive or (ii) a material reduction in the executive’s duties, responsibilities or compensation; or

•	the executive’s employment is terminated other than for cause or disability.

The benefits to which the executive would be entitled in the event of a termination of the executive’s employment under the above-specified conditions following a change in control include:

•	all of the executive’s accrued salary to the date of termination;

•	a pro-rata bonus for the year in which the termination occurs equal to the average of the payments awarded for the previous two years;

•	a lump sum payment equal to twice the executive’s base salary (or if less, the number of years until he reaches age 65);

•	life, disability, accident and group health benefits (or the monetary equivalent of such benefits) for two years or until the executive receives comparable benefits from a third party; and

•	continued indemnification for pre-termination acts and omissions.

The payments and benefits to which the executive would be entitled in the event he is terminated after a change in control will also be reduced as necessary to cause the total payments and “parachute payments” (as defined in the tax code) to comply with the limitation set forth in Section 280G of the tax code.

Effect of Termination for Any Reason or Change in Control on Unvested LTIP Awards

As further described in the “Outstanding Equity Awards at Fiscal Year End” table, each of the named executive officers holds unvested time-based restricted stock units, performance-based restricted stock units and stock options under the LTIP. If the employment of any of the named executive officers is terminated for any reason (other than retirement, death or permanent disability), the executive will forfeit any unvested time-based restricted stock units, performance-based restricted stock units and stock options; the executive will not forfeit any time-based restricted stock units, performance-based restricted stock units and stock options already vested. If the employment of any of the named executive officers is terminated for retirement, death or permanent disability, vesting of time-based restricted stock units, performance-based restricted stock units and stock options will be as follows:

Type of Award	Vesting
Performance-Based Restricted Stock Units	Pro-Rata Vesting at End of Measurement Period. Upon completion of the performance measurement period, the executive shall vest in a number of shares equal to the number of shares (if any) in which the executive would have vested at the end of the measurement period had the executive continued in our service through the end of the measurement period multiplied by a fraction, the numerator of which is the number of months of service the executive completed between the award date and the termination of the executive’s service and the denominator of which is the total number of months in the measurement period.

Time-Based Restricted Stock Units	Immediate Pro-Rata Vesting. Immediate vesting in the number of restricted stock units in which the executive would have been vested at the time of the executive’s termination had the restricted stock units vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

Stock Options	Immediate Pro-Rata Vesting. Immediate vesting in the number of options in which the executive would have been vested at the time of the executive’s termination had the options vested in a series of 36 successive equal monthly installments over the duration of the three-year vesting schedule in the award.

In the event of a change in control, awards to the named executive officers may be assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. If this occurs, there will be no accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options, unless the executive is involuntarily terminated (for reasons other than misconduct), within 24 months following the change in control. If the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company (or if the executive is involuntarily terminated), there will be accelerated vesting of unvested time-based restricted stock units, performance-based restricted stock units and stock options.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, the named executive officer will receive benefits under our life insurance plan or payments under our disability plan, as appropriate, plus any amounts payable under such executive’s employment agreement, if any.

Quantification of Payments Made Upon Death, Change in Control and Termination Without Cause

The following assumptions and principles apply with respect to the following table and any termination of a named executive officer:

•

The amounts shown in the table assume that each named executive officer was terminated on December 31, 2011, and include the estimate of any additional amounts that would be paid to the named executive officer on the occurrence of the termination event. The actual amounts that would be paid to a named executive officer can only be determined at the time of an actual termination event or change in control and may be materially different from the estimated amounts included in the table below. In some cases a release may be required before amounts would be payable.

•	A named executive officer is entitled to receive amounts earned during the term of his employment (such as his base salary) regardless of the manner in which his employment is terminated.

•

The estimated amounts included in the table only represent additional amounts that would be payable on the specific termination event. We have not included any amounts which have already been accrued in the name of and vested in the executive under our pension or other relevant plans and which are disclosed in the “Pension Benefits” table above.

•

The amounts estimated in the event of a change of control in the table include the amount a named executive officer is entitled to receive under the Amended and Restated 2005 Long Term Incentive Plan if the awards are not assumed or otherwise continued in effect or replaced with a cash retention program by the successor company. The amounts shown relating to performance-based restricted stock unit awards represent the value of these awards assuming achievement of target performance goals.

Named Executive Officer	Death	Qualifying Termination Following a Change in Control (1)	Without Cause
Walter W. Turner
Bonus	$558,000	$442,500	$—
Cash severance	—	—	—
Equity vesting	2,836,307	3,994,516	—
Health and welfare	—	—	—

	$3,394,307	$4,437,016	$—

Leroy M. Ball
Bonus	$187,000	$13,000	$—
Cash severance	—	660,000	—
Equity vesting	81,297	271,129	—
Health and welfare	—	17,768	—

	$268,297	$961,897	$—

Steven R. Lacy
Bonus	$200,000	$545,000	$372,500
Cash severance	—	703,992	699,931	(2)
Equity vesting	955,208	1,326,830	—
Health and welfare	—	32,668	29,328	(2)

	$1,155,208	$2,608,490	$1,101,759

Thomas D. Loadman
Bonus	$165,535	$99,407	$—
Cash severance	—	543,792	—
Equity vesting	523,877	757,143	—
Health and welfare	—	30,982	—

	$689,412	$1,431,324	$—

Brian H. McCurrie
Bonus	$197,000	$542,000	$197,000
Cash severance	—	710,160	708,111	(2)
Equity vesting	926,619	1,289,706	—
Health and welfare	—	32,664	32,562	(2)

	$1,123,619	$2,574,530	$937,673

(1)	The total amount payable in the event one of our named executive officers is terminated as a result of a change in control is limited by Section 280G of the tax code, which results in a cutback in the amount of $328,643 for Mr. Lacy and $361,381 for Mr. McCurrie.

(2)	Represents the incremental amount above the amount generally available to all salaried employees in the U.S.

Director Compensation

We have adopted a standard arrangement to compensate each of our non-employee directors. In 2011, each non-employee director received the following:

•	an annual cash payment of $50,000 (prorated for new directors serving less than 12 months);

•	a supplemental annual cash payment of $40,000 payable to the non-executive chairman;

•	the audit committee chair received an additional annual cash payment of $15,000;

•

the management development and compensation committee chair, the nominating and corporate governance committee chair and the safety, health and environmental committee chair each received an additional annual cash payment of $7,500;

•	an annual equity award of restricted stock units under our Amended and Restated 2005 Long Term Incentive Plan equal to the value of $85,000, which vest on May 3, 2012;

•	a supplemental committee meeting attendance fee of $1,000 payable on a per meeting basis to committee members for any committee meetings in excess of six per year per committee; and

•	a supplemental board meeting attendance fee of $1,000 payable for each board meeting in excess of six per year.

We also reimburse directors for their out-of-pocket expenses incident to their service on the board and in connection with attendance at board meetings and the annual meeting of shareholders.

The annual equity award is issued to existing directors upon the date of our annual meeting. The annual equity award is issued to new directors upon the date that they are first elected to the board and is prorated for new directors serving less than twelve months. The actual number of restricted stock units to be granted to each non-employee director is determined on the award date and is based upon the closing selling price per share of our common stock at the close of regular hours trading (i.e., before after-hours trading begins) on the NYSE as such price is officially quoted in the composite tape of transactions on the NYSE on the award date. The annual equity award vests upon the earlier to occur of (a) the date which is 365 days after the award date or (b) the date of the next annual meeting of the company, provided that, in both cases, the director remains in continuous service as a director of the company during such period. If a director terminates service prior to the vesting of his or her restricted stock units, the number of outstanding restricted stock units held by the director is prorated to reflect the director’s actual service since the award date for such units and the director will receive, on the date of termination of service, shares reflecting such prorata amount.

2011 Director Compensation Table

The table below provides information concerning the compensation of our directors for 2011. Mr. Turner, who is also a named executive officer, is not included in the following table because his compensation is included in the Summary Compensation Table and he did not receive additional compensation as a director.

Name	Fees Earned or Paid in Cash		Stock Awards (1)	Total

David M. Hillenbrand	$96,000	(2)	$85,000	$181,000

Cynthia A. Baldwin	60,500	(3)	85,000	145,500

Sharon Feng	59,500	(4)	85,000	144,500

Albert J. Neupaver	54,000	(5)	85,000	139,000

James C. Stalder	72,000	(6)	85,000	157,000

Stephen R. Tritch	57,000	(7)	85,000	142,000

T. Michael Young	61,500	(8)	85,000	146,500

(1)	On May 11, 2011, each non-management member of the board of directors was granted 2,032 restricted stock units. The amounts in this column relating to the May 11, 2011 awards represent the grant date fair value of that grant, which is determined by multiplying the shares granted by $42.05 per share, the closing stock price on May 11, 2011. These award grant date fair values have been determined using the assumptions underlying the valuation of equity awards set forth in note 6 of the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2011. As of December 31, 2011, each non-management director owned 2,032 unvested restricted stock units.

(2)	In addition to the annual payment of $50,000, Dr. Hillenbrand also received an additional $40,000 for serving as chairman of the board and $6,000 in meeting fees.

(3)	Ms. Baldwin received an annual payment of $50,000, an additional $7,500 for serving as chair of the nominating and corporate governance committee and $3,000 in meeting fees.

(4)	Dr. Feng received an annual payment of $50,000, an additional $7,500 for serving as chair of the safety, health and environmental committee and $2,000 in meeting fees.

(5)	Mr. Neupaver received an annual payment of $50,000 and $4,000 in meeting fees.

(6)	Mr. Stalder received an annual payment of $50,000, an additional $15,000 for serving as chair of the audit committee and $7,000 in meeting fees.

(7)	Mr. Tritch received an annual payment of $50,000 and $7,000 in meeting fees.

(8)	Mr. Young received an annual payment of $50,000, an additional $7,500 for serving as chair of the management development and compensation committee and $4,000 in meeting fees.

Stock Ownership Guidelines for Our Non-Employee Directors

Our corporate governance guidelines provide that each non-management director is required to be an owner of our common stock in an amount (calculated based on the price of such common stock at the time of acquisition or its current fair market value, whichever is higher) equal to five times the annual cash retainer payable to the non-management director. For non-management directors, unvested restricted stock units count toward meeting the director stock ownership guidelines. Non-management directors incumbent as of March 22, 2007 had until March 22, 2012 to comply with the director stock ownership guidelines. Any director elected after that time has five years from the date of election to comply.

Calculating the number of shares required based on $37.39, the closing price of our stock on March 1, 2012, all of our non-management directors are in compliance with the terms and provisions of the stock ownership guidelines.

TRANSACTIONS WITH RELATED PERSONS

Policy Regarding Review of Related Party Transactions

The audit committee’s charter provides that the audit committee is responsible for reviewing and approving, or requesting review and approval by the board of, all proposed transactions with persons and entities that are considered to be “related persons” (as described below) which would be required to be disclosed in the proxy statement for our annual meeting and certain other filings in accordance with rules promulgated by the SEC (which we refer to as “reportable related party transactions”). We have not adopted a written policy with respect to the audit committee’s or the board’s review, approval or ratification of reportable related party transactions. However, we are prohibited under the indenture governing our senior debt obligations from engaging in certain transactions with, or for the benefit of, our affiliates as described below.

Our indenture prohibits us from entering into any transactions with, or for the benefit of, our affiliates, unless:

•	the terms of the transaction are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate;

•

if the transaction involves an amount over $10 million, the board has made a determination that the terms are no less favorable to us than we could obtain in an arms-length transaction with a non-affiliate and have approved the transaction by a resolution of the board; and

•

if the transaction involves an amount over $25 million, the board has received a written opinion from an independent financial advisor stating that the transaction is fair from a financial standpoint to the holders of our senior notes.

Some transactions have been carved out from these restrictions and are permitted even without meeting the conditions noted above. These include, among others:

•	loans or advances in the aggregate amount outstanding at any one time of $5 million or less to employees in the ordinary course of business in accordance with our past practices;

•

the payment of customary director, officer and employee compensation (including bonuses) and other benefits and indemnification arrangements, and agreements to register securities of directors, officers employees or other affiliates, provided such arrangements are approved by our board;

•	the issuance or sale of our capital stock (other than certain disqualified stock); and

•

any agreement in effect before December 1, 2009, and any amendments, renewals or replacements of these agreements (as long as the amendments, renewals or replacements are not disadvantageous to the holders of our senior notes when taken as a whole as compared to the original agreement).

Our reportable related party transaction described below falls within one of these exceptions.

Related Party Transaction in 2011

Chief Executive Officer’s Purchase of Company Bonds

On December 1, 2009, Mr. Turner, our chief executive officer, purchased $500,000 of Koppers Inc.’s 7.875% Senior Notes due 2019 (the “Senior Notes”) at the offering price of 98.311 percent, or $491,555. The largest aggregate amount of principal outstanding during 2011 was $500,000 and the amount outstanding as of March 28, 2012 was $500,000. No amount of the principal was paid during 2011 and the amount of interest paid during 2011 was $39,375. The Senior Notes will mature on December 1, 2019 and will bear interest at a rate of 7.875 percent per annum, payable semi-annually on December 1 and June 1 of each year, beginning on June 1, 2010. Additional interest began accruing from December 1, 2010. Mr. Turner purchased the Senior Notes on the same terms and conditions as purchasers for the remainder of the $295.0 million of Senior Notes.

AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year. We have engaged Ernst & Young LLP for many years to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young LLP are expected to be present at our annual meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to your appropriate questions.

During 2011 and 2010, we retained Ernst & Young LLP to provide services in the following categories and amounts. Audit fees include fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit related fees and tax fees include fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed or paid.

(Dollars in thousands)	2011	2010
Audit fees (1)	$1,772	$1,523
Audit-related fees (2)	14	32
Tax fees (3)	1,109	598
All other fees	—	—

	$2,895	$2,153

(1)	Fees related to professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, quarterly reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and audits of internal control over financial reporting.

(2)	Fees related to assistance with international accounting matters.

(3)	Fees related to services for international tax planning and advice, tax compliance, and assistance with other international tax matters.

In February 2007, our audit committee adopted a written pre-approval policy, which requires the audit committee to generally pre-approve or specifically pre-approve all audit, audit-related, tax and other permissible non-audit services that may be provided by the independent auditor. Any pre-approvals made by the audit committee must specify the services covered by such pre-approvals in reasonable detail.

All proposals to engage the independent auditor to perform services that have been generally pre-approved by the audit committee will be submitted to the chief financial officer and must include a description of the services to be rendered that is sufficiently detailed so that management will not be called upon to make a judgment about whether the services are pre-approved.

Proposals to engage the independent auditor to provide services that require specific approval by the audit committee will be submitted to the committee by both the independent auditor and the chief financial officer.

The audit committee has designated our internal auditor to monitor the performance of all services provided by the independent auditor, to determine whether such services are in compliance with this policy and to report to the audit committee on a periodic basis on the results of its monitoring.

All generally pre-approved services may not extend for more than one year, unless the audit committee specifically provides for a different period.

The chairman of the audit committee has been delegated the authority by the audit committee to pre-approve proposed services by the independent auditor when the entire audit committee is unable to do so. The chairman must report all such pre-approvals to the audit committee at the next audit committee meeting.

The members of the audit committee believe they have performed their oversight responsibilities with diligence and care but believe it is important to note that in their capacity as members of our board of directors and audit committee, they are not professionally engaged in the practice of auditing or accounting.

The services performed by Ernst & Young in 2011 were pre-approved in accordance with the audit committee pre-approval procedures. In so doing, the audit committee determined that the provision of these services is compatible with maintaining the independence of our independent auditor.

PROXY ITEM 2 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our named executive officers are identified on page 27, and the compensation of the named executive officers is described on pages 27 through 61, including the “Compensation Discussion and Analysis” on pages 27 to 47. As discussed in the Compensation Discussion and Analysis, we believe that our compensation policies and decisions are focused on pay for performance principles and are strongly aligned with the long term interests of our shareholders. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead the company successfully in a competitive environment.

At our 2011 annual meeting of shareholders, our shareholders cast an advisory vote on the compensation of our named executive officers as disclosed in the proxy statement for the 2011 annual meeting, and our shareholders overwhelmingly approved the proposal, with 99% of the votes cast in favor. At the 2011 annual meeting, we also asked our shareholders to indicate if we should hold an advisory vote on the compensation of our named executive officers every one, two or three years, with our board of directors recommending an annual advisory vote. Because our board of directors views it as a good corporate governance practice, and because at our 2011 annual meeting 91% of the votes cast were in favor of an annual advisory vote, our board has adopted an annual advisory vote on executive compensation and we are again asking our shareholders to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Accordingly, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and pursuant to the regulations promulgated under the Securities Exchange Act of 1934, we are requesting your nonbinding vote on the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and described on pages 27 to 61 of the company’s Notice of Annual Meeting & Proxy Statement for the 2012 Annual Meeting of Shareholders, including the “Compensation Discussion and Analysis” and the compensation tables and narrative discussion, is hereby APPROVED.”

The board recommends that you vote “FOR” the resolution to approve the compensation paid to the company’s named executive officers.

The shareholder vote on this resolution is an advisory vote and therefore will not be binding on the company or on the board, and will not be construed as overruling any decision by the company or the board. The vote will not be construed to create or imply any change to the fiduciary duties of the company or the board, or to create or imply any additional fiduciary duties for the company or the board.

PROXY ITEM 3 — PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

We are asking you to vote on a proposal by the audit committee to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2012 fiscal year.

Adoption of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 requires the affirmative vote of a majority of votes cast on the proposal at the annual meeting by the holders of our common stock voting in person or by proxy at the annual meeting.

If the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012 is not ratified, the audit committee will reconsider its selection.

The board recommends that you vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012.

GENERAL MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of beneficial ownership and changes in beneficial ownership of our stock. Directors and officers must furnish us with copies of these reports. We also assist our executive officers and directors with fulfilling these requirements based on information provided by our executive officers and directors and obtained from our internal records. Based on our review of the forms and directors and executive officers’ representations, we believe all directors and executive officers complied with the requirements in 2011, with the exception of one report on Form 4 for Mr.  Mark McCormack, an executive officer of the company, relating to a sale of common stock that was inadvertently filed late.

Shareholder Proposals for the Next Annual Meeting

If you would like to have a shareholder proposal included in our proxy statement and proxy card for our 2013 annual meeting, your shareholder proposal must be received by our corporate secretary on or before November 28, 2012.

If you intend to present business for consideration at our 2013 annual meeting, you must give notice to our corporate secretary in accordance with Section 3.02 of our Bylaws (which are available on our website at www.koppers.com under “Corporate Governance”) and such business must otherwise be a proper matter for shareholder action. Under our Bylaws, your notice must be received by our corporate secretary no later than ten days after the meeting is first publicly announced in order to be timely given.

The proposal must set forth the following:

•	The name and address of the shareholder and the beneficial owner;

•	The class and number of shares owned by the shareholder and the beneficial owner;

•	A representation that the shareholder is the beneficial owner of stock entitled to vote at the annual meeting;

•	A representation that the shareholder intends to be present at the meeting in person or by proxy to present the proposal; and

•	A brief description of the proposal, the reasons for making the proposal and the interest of the shareholder (or person on whose behalf the shareholder is acting) in the proposal.

By Order of the Board of Directors

Steven R. Lacy

Senior Vice President, Administration,

General Counsel and Secretary

March 28, 2012

Koppers Holdings Inc.

WO#

19642

▼   FOLD AND DETACH HERE  ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES

AND “FOR” PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example	☒

		FOR ALL	WITHHELD FOR ALL	FOR ALL WITH EXCEPTIONS*		FOR	AGAINST	ABSTAIN
1.	PROPOSAL FOR ELECTION OF DIRECTORS	☐	☐	☐	2. ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐
						FOR	AGAINST	ABSTAIN
	Nominees: Class II 01 Sharon Feng				3. PROPOSAL TO RATIFY THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012	☐	☐	☐
02 Stephen R. Tritch
03 T. Michael Young (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)
*Exceptions

YOU MAY RECEIVE MORE THAN ONE PROXY CARD FOR SHARES OF COMMON STOCK THAT YOU OWN DEPENDING ON HOW YOU OWN YOUR SHARES. PLEASE COMPLETE, SIGN AND RETURN EACH PROXY CARD THAT YOU RECEIVE AS EACH CARD REPRESENTS SEPARATE SHARES OF COMMON STOCK HELD BY YOU.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 3, 2012. The Proxy Statement and the 2011 Annual Report to Shareholders are available at: www.rrdezproxy.com/2012/KoppersHoldings/

▼  FOLD AND DETACH HERE  ▼

PROXY

KOPPERS HOLDINGS INC.

ANNUAL MEETING OF SHAREHOLDERS – MAY 3, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Leroy M. Ball and Steven R. Lacy as Proxy to represent and to vote, as designated on the reverse, and in their discretion on any other business which may properly come before the Annual Meeting of Shareholders (the “Annual Meeting”), all the shares of stock of Koppers Holdings Inc. held of record by the undersigned on March 13, 2012, at the Annual Meeting to be held on May 3, 2012, or any adjournments thereof. If this proxy card is executed and no direction is given, such shares will be voted for all listed nominees and in accordance with the recommendation of the Board of Directors on the other matters referred to on the reverse side and in the discretion of Leroy M. Ball and Steven R. Lacy on such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED NOMINEES, AND “FOR” PROPOSALS 2 AND 3.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

WO#
19642

(Continued and to be signed on the reverse side)